UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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THERMON GROUP HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Thermon Group Holdings, Inc.
100 Thermon Drive
San Marcos, Texas 78666

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

July 25, 2018

To the stockholders of Thermon Group Holdings, Inc.:

Notice is hereby given that the 2018 Annual Meeting of Stockholders (the "2018 Annual Meeting") of Thermon Group Holdings, Inc., a Delaware corporation (the "Company," "Thermon," "we" or "our"), will be held on Wednesday, July 25, 2018, at 11:30 a.m. Central Time, at the Marriott Hotel at George Bush Intercontinental Airport, 18700 John F. Kennedy Blvd, Houston, Texas 77032 for the following purposes, as more fully described in the accompanying proxy statement (the "Proxy Statement"):

(1)	to elect the nine director nominees named in the Proxy Statement, each for a term of one year;

(2)	to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2019;

(3)	to approve, on a non‑binding advisory basis, the compensation of our Named Executive Officers, as described in the Proxy Statement;

(4)	to recommend, on a non-binding advisory basis, the frequency of future stockholder advisory votes on the compensation of our Named Executive Officers; and

(5)	to transact such other business that may properly come before the 2018 Annual Meeting and any postponement or adjournment thereof.

We are pleased to continue utilizing the Securities and Exchange Commission's "notice and access" rules. Accordingly, we are providing stockholders access to our proxy materials over the Internet, which reduces the cost and environmental impact of the 2018 Annual Meeting. On or about June 15, 2018, we began mailing a Notice of Internet Availability of Proxy Materials (the "Notice") to all stockholders of record as of June 1, 2015 (the "Record Date"). The Notice contains instructions on how to access our proxy materials as well as information on how to vote your shares. Only holders of record of our common stock as of the close of business on the "Record Date" are entitled to receive notice of, attend and vote at the 2018 Annual Meeting.

It is important that your shares are represented and voted at the meeting and, whether or not you expect to attend in person, we encourage you to vote as promptly as possible to ensure that your vote is counted. Thank you for your continued support.

Very truly yours,

Charles A. Sorrentino	Bruce A. Thames
Chairman of the Board	President and Chief Executive Officer

San Marcos, Texas
June 15, 2018

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE 2018 ANNUAL MEETING, WE ENCOURAGE YOU TO READ THE PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTE INSTRUCTIONS AS SOON AS POSSIBLE SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. YOUR PROMPT ACTION WILL AID THE COMPANY IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting of Stockholders of Thermon Group Holdings, Inc. to be Held Wednesday, July 25, 2018:
As permitted by rules adopted by the Securities and Exchange Commission, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of Internet availability of proxy materials containing instructions on how to access these proxy materials and submit proxy votes online.

The Notice, Proxy Statement and 2018 Annual Report are available at: http://proxy.thermon.com

TABLE OF CONTENTS

GENERAL INFORMATION	1
DIRECTORS AND EXECUTIVE OFFICERS	5
CORPORATE GOVERNANCE	8
DIRECTOR COMPENSATION	14
PROPOSAL NO. 1—ELECTION OF DIRECTORS	16
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	17
AUDIT COMMITTEE REPORT	18
PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	19
AUDIT AND NON-AUDIT FEES	19
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	21
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	23
COMPENSATION COMMITTEE REPORT	23
COMPENSATION DISCUSSION AND ANALYSIS	24
FISCAL 2018 SUMMARY COMPENSATION TABLE	35
FISCAL 2018 GRANTS OF PLAN-BASED AWARDS	36
OUTSTANDING EQUITY AWARDS AT FISCAL 2018 YEAR END	38
FISCAL 2018 OPTION EXERCISES AND STOCK VESTED	38
FISCAL 2018 NONQUALIFIED DEFERRED COMPENSATION	39
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	40
CEO PAY RATIO	44
PROPOSAL NO. 3—APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	45
PROPOSAL NO. 4—RECOMMENDATION, ON A NON-BINDING ADVISORY BASIS, REGARDING THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	46
OTHER MATTERS	47
REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING	47
FORM OF PROXY CARD	48

Thermon Group Holdings, Inc.
100 Thermon Drive
San Marcos, Texas 78666

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 25, 2018

GENERAL INFORMATION

This proxy statement ("Proxy Statement") is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Thermon Group Holdings, Inc. (the "Company," "Thermon," "we," "our," "us" and similar terms) on the Company's behalf for use at the 2018 Annual Meeting of Stockholders of the Company to be held at the Marriott Hotel at George Bush Intercontinental Airport, 18700 John F. Kennedy Blvd, Houston, Texas 77032 on Wednesday, July 25, 2018 at 11:30 a.m. Central Time, and any adjournment or postponement thereof (the "2018 Annual Meeting").

Pursuant to provisions of our Second Amended and Restated Bylaws (the "Bylaws") and by action of our Board, the close of business on June 1, 2018 was established as the time and record date for determining the stockholders entitled to receive notice of, attend and vote at the 2018 Annual Meeting (the "Record Date").

As permitted by the rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials primarily via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders of record as of the Record Date who are entitled to vote at the 2018 Annual Meeting. Instructions on how to access and review these proxy materials electronically, request hard copies of these materials and submit proxy votes online are stated in the Notice.

We began mailing the Notice to stockholders of record on or about June 15, 2018. We first made this Proxy Statement available to our stockholders at http://proxy.thermon.com on or about June 15, 2018, along with our Annual Report on Form 10-K/A for the fiscal year ended March 31, 2018, as filed with the SEC on June 8, 2018 (the "2018 Annual Report"). We encourage you to read the 2018 Annual Report. It includes our audited financial statements and provides information about our business.

How can I attend the 2018 Annual Meeting?

Only stockholders as of the Record Date are entitled to attend the 2018 Annual Meeting, which will be held on Wednesday, July 25, 2018 at the Marriott Hotel at George Bush Intercontinental Airport, 18700 John F. Kennedy Blvd, Houston, Texas 77032. Doors will open at 11:00 a.m., Central Time, and the meeting will begin promptly at 11:30 a.m., Central Time.

What is the Company’s fiscal year?

The Company's fiscal year ends on March 31. In this Proxy Statement, we refer to the fiscal years ended March 31, 2016, 2017 and 2018 and the fiscal years ending March 31, 2019 and 2020 as "Fiscal 2016," "Fiscal 2017," "Fiscal 2018," "Fiscal 2019," and "Fiscal 2020," respectively. Unless otherwise stated, all financial information presented in this Proxy Statement is based on the Company’s fiscal calendar.

What items will be voted on at the 2018 Annual Meeting?

Stockholders may vote on the following proposals at the 2018 Annual Meeting:

•	the election to the Board of the nine director nominees named in this Proxy Statement, each for a term of one year;

•	ratification of the appointment of KPMG LLP ("KPMG") as the Company’s independent registered public accounting firm for Fiscal 2019;

•	the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers, as described in this Proxy Statement; and

•	the recommendation, on a non-binding advisory basis, regarding the frequency of future stockholder advisory votes on the compensation of our Named Executive Officers.

The Company is not aware of any other business to be presented for a vote of the stockholders at the 2018 Annual Meeting. If any other matters are properly presented, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment. The chairman of the 2018 Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	"FOR" the election to the Board of each of the nine director nominees named in this Proxy Statement;

•	"FOR" ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for Fiscal 2019;

•	"FOR" the resolution to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers, as described in this Proxy Statement; and

•	"1 YEAR" for the proposal to recommend, on a non-binding advisory basis, the frequency of future stockholder advisory votes on the compensation of our Named Executive Officers.

Who may vote at the 2018 Annual Meeting?

Holders of our common stock on the Record Date are entitled to one vote for each share of the Company’s common stock held on the Record Date. As of the Record Date, there were 32,497,992 shares of the Company’s common stock issued and outstanding and approximately 15 stockholders of record.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If, on the Record Date, your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer and Trust Company, LLC ("AST"), you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by AST at the Company's request. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If, on the Record Date, your shares were held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and the Notice was sent to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the 2018 Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a "vote instruction form" to be sent to you by the organization that holds your shares.

What is the quorum requirement for the 2018 Annual Meeting?

The presence in person or by proxy of the holders of stock having a majority of the votes which could be cast by the holders of all outstanding stock entitled to vote at the 2018 Annual Meeting is required for the transaction of business. This is called a "quorum." If you (i) are present and vote in person at the 2018 Annual Meeting, or (ii) have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail, your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained. Broker non-votes, as described below, will also be counted for purposes of determining whether a quorum is present. If a quorum is not present, the 2018 Annual Meeting will be adjourned until a quorum is obtained.

If I am a stockholder of record of the Company’s shares, how do I vote?

If you are a stockholder of record, there are four ways to vote:

•	In person. You may vote in person at the 2018 Annual Meeting. The Company will give you a ballot when you arrive.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, there are four ways to vote:

•
In person. If you wish to vote in person at the 2018 Annual Meeting, you must obtain a "legal proxy" from the organization that holds your shares. A legal proxy is a written document that authorizes you to vote your shares held in street name at the 2018 Annual Meeting. Please contact that organization for instructions regarding obtaining a legal proxy. You must bring a copy of the legal proxy to the 2018 Annual Meeting and ask for a ballot from an usher when you arrive. You must also bring valid photo identification such as a driver's license or passport. In order for your vote to be counted, you must hand both the copy of the legal proxy and your completed ballot to an usher to be provided to the inspector of election.

•
Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the vote instruction form to be sent to you by the organization that holds your shares. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•
By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

Can I change my vote?

You may revoke your proxy and change your vote at any time prior to the vote at the 2018 Annual Meeting. Prior to the applicable cutoff time, you may enter a new vote by using the Internet or the telephone or by mailing a new proxy card or new vote instruction form bearing a later date (which will automatically revoke your earlier voting instructions). If you are a stockholder of record, you may accomplish this by granting a new proxy or by voting in person at the 2018 Annual Meeting. If you are a beneficial owner of shares held in street name, you may change your vote by submitting new voting instructions to your broker or nominee.

How are proxies voted?

All shares represented by valid proxies received prior to the 2018 Annual Meeting will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the 2018 Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the broker or nominee that holds your shares with specific voting instructions, the broker or nominee that holds your shares may generally vote your shares on "routine" matters but cannot vote your shares on "non-routine" matters. If the broker or nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on such matter with respect to your shares. This occurrence is referred to as a "broker non-vote." The only routine matter scheduled to be voted upon at the 2018 Annual Meeting is Proposal No. 2 (to ratify the appointment of the Company’s independent registered public accounting firm for Fiscal 2019). All other matters scheduled to be voted upon are non-routine and therefore broker non-votes may exist in connection with Proposals No. 1 (to elect the nine director nominees named in this Proxy Statement), No. 3 (to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers, as described in this Proxy Statement) and No. 4 (to recommend, on a non-binding advisory basis, the frequency of future stockholder advisory votes on the compensation of our Named Executive Officers). Therefore, if you hold your shares in street name through a broker or other nominee, it is critical that you instruct your broker or other nominee how to vote on Proposals No. 1, No. 3 and No. 4 if you want your vote to count.

What is the vote required for each proposal and how are abstentions and broker non-votes treated?

Proposal No. 1 (to elect the nine director nominees named in this Proxy Statement): Directors will be elected by a plurality of the votes cast at the 2018 Annual Meeting. The nine director nominees named in this Proxy Statement receiving the greatest number of affirmative votes of the shares entitled to be voted will be elected as directors to serve until the next annual meeting of stockholders. Broker non-votes are not considered votes cast on the matter and will have no effect on the outcome of this proposal. Our Corporate Governance Guidelines require any incumbent director who receives a greater number of votes "withheld" than votes "for" in an uncontested election to promptly submit a written offer of resignation to the Nominating and Corporate Governance Committee (the "N&CG Committee"), which will review and evaluate the offer of resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision and, if it rejects the resignation, the rationale behind such decision, within 90 days after the election results for the 2018 Annual Meeting are certified.

Proposal No. 2 (to ratify the appointment of the Company's independent registered public accounting firm): Approval of Proposal No. 2 will require the affirmative vote by the holders of stock having a majority of the votes which could be cast by holders of shares (i) present in person or by proxy at the 2018 Annual Meeting and (ii) entitled to vote on such matter. Abstentions will have the same practical effect as votes against the proposal. Proposal No. 2 is considered a routine matter; therefore, no broker non-votes are expected in connection with this proposal.

Proposal No. 3 (to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers, as described in this Proxy Statement): Approval of Proposal No. 3 will require the affirmative vote by the holders of stock having a majority of the votes which could be cast by the holders of shares (i) present in person or by proxy at the 2018 Annual Meeting and (ii) entitled to vote on such matter. Abstentions will have the same practical effect as votes against the proposal. Broker non-votes are not considered entitled to vote on the matter and will have no effect on the outcome of this proposal.

Proposal No. 4 (to recommend, on a non-binding advisory basis, the frequency of future stockholder advisory votes on the compensation of our Named Executive Officers): For Proposal No. 4, stockholders may vote to hold such a vote every year, every two years or every three years, or stockholders may abstain from voting on this matter. The option among those choices that receives the highest number of votes from the holders of shares (i) present in person or by proxy at the 2018 Annual Meeting and (ii) entitled to vote on such matters will be deemed to be the frequency recommended by the stockholders. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Who will serve as the inspector of election?

Our General Counsel and Secretary or her designee will act as the inspector of election.

Where can I find the voting results of the 2018 Annual Meeting?

The preliminary voting results will be announced at the 2018 Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the 2018 Annual Meeting.

Who is paying for the cost of this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. In addition to solicitation by mail, proxies may be solicited personally or by telephone, facsimile, email or other means by our directors, officers or regular employees on the Company’s behalf.

Upon request, we will also reimburse brokerage firms, banks, broker-dealers or other similar organizations and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for sending proxy and solicitation materials to beneficial owners of stock.

What is householding?

SEC rules allow us to deliver a single Notice to one physical address shared by two or more of our stockholders. This delivery method is referred to as "householding" and can result in significant cost savings. To take advantage of this opportunity, we will deliver only one Notice to multiple stockholders who share an address, unless we have received different instructions from the affected stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate Notice, as requested, to any stockholder at the shared address to which a single copy was delivered. If you prefer to receive a separate copy of the Notice, contact: Thermon Group Holdings, Inc., 100 Thermon Drive, San Marcos, Texas 78666, Attention: General Counsel, Telephone: (512) 396-5801.

Will any other matters be acted on at the 2018 Annual Meeting?

As of the date these proxy materials were mailed, we are not aware of any other matters to be presented at the 2018 Annual Meeting other than the proposals described herein. If you grant a proxy, the persons named as proxy holders will vote your shares on any additional matters properly presented for a vote at the meeting as recommended by the Board or, if no recommendation is given, in their own discretion.

Whom should I call with other questions?

If you have additional questions about these proxy materials or the 2018 Annual Meeting, please contact: Thermon Group Holdings, Inc., 100 Thermon Drive, San Marcos, Texas 78666, Attention: General Counsel, Telephone: (512) 396-5801.

DIRECTORS AND EXECUTIVE OFFICERS

Directors

Our Board currently consists of nine directors with each term expiring at the 2018 Annual Meeting. The authorized number of directors is presently fixed at nine. Effective May 1, 2018, the Board appointed Linda A. Dalgetty as a director.

Upon the recommendation of the N&CG Committee, the Board has nominated Linda A. Dalgetty for election and Marcus J. George, Richard E. Goodrich, Kevin J. McGinty, John T. Nesser, III, Michael W. Press, Stephen A. Snider, Charles A. Sorrentino and Bruce A. Thames for re-election at the 2018 Annual Meeting. Each of the directors elected at the 2018 Annual Meeting will serve a one-year term expiring at the 2019 Annual Meeting of Stockholders (the "2019 Annual Meeting").

Name	Position	Age(1)	Director Since	Tenure(1)
Linda A. Dalgetty	Director	56	2018	0.2
Marcus J. George	Director	48	2010	8.2
Richard E. Goodrich	Director	74	2010	8.2
Kevin J. McGinty	Director	69	2012	6.1
John T. Nesser, III	Director	69	2012	6.1
Michael W. Press	Director	71	2011	7.2
Stephen A. Snider	Director	70	2011	7.2
Charles A. Sorrentino	Chairman of the Board	73	2010	8.2
Bruce A. Thames	Director, President and Chief Executive Officer	55	2016	2.3

(1)    Age and tenure presented in number of years as of the date of the 2018 Annual Meeting.

Each of the nominees has indicated his or her willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve at the time of the 2018 Annual Meeting, the Board may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee, unless instructions are given to the contrary. The biographies below describe the skills, qualifications, attributes and experience of each of the nominees that led the Board to determine that it is appropriate to nominate each director.

Linda A. Dalgetty has served as a director since May 2018. Ms. Dalgetty is currently Vice President, Finance and Services at the University of Calgary, a public research university, a position she has held since July 2014. In her role at the University of Calgary, she has direct responsibility for a large portfolio of university departments, including finance, human resources, information technology, risk, ancillary operations and internal audit. Prior to joining the University of Calgary in 2014, Ms. Dalgetty served as Senior Vice President and Chief Financial Officer of Saxon Energy Services, Inc. from 2013 to 2014, during which time she was responsible for all of the financial functions of a global organization, including reporting, planning, operational accounting and information technology. Prior to her role at Saxon, Ms. Dalgetty served from 1995 to 2013 in various roles of increasing responsibility at Nutrien Ltd. (NYSE:NTR) (formerly, Agrium Inc. ("Agrium")) and Agroservicios Pampeanos SA (a wholly-owned Argentinian subsidiary of Agrium), with her final role being Agrium's Chief Information Officer. Ms. Dalgetty began her early career working as an audit manager with Ernst & Young LLP from 1989 to 1995. Ms. Dalgetty holds a bachelor of commerce degree from the Haskayne School of Business at the University of Calgary. She is also a chartered accountant and earned an associate diploma in agribusiness from the University of Guelph. Ms. Dalgetty brings broad-based North American and international financial expertise and business experience to the Board. In addition, Ms. Dalgetty has led crisis management efforts related to cybersecurity matters.

Marcus J. George has served as a director since April 2010. In 2015, Mr. George co-founded and is currently a partner at Onward Capital LLC ("Onward Capital"), a private equity firm focused on investing in and growing lower middle market industrial businesses. Mr. George has served on the board of directors of Domaille Engineering LLC, a privately held technology company providing creative engineering, manufacturing and supply chain management solutions for many different markets, since November 2016. Mr. George previously served as a partner at the private equity firm CHS Capital LLC ("CHS") until March 2015. CHS is one of our former private equity sponsors. Mr. George joined CHS in 1997 and was promoted to partner in 2007. He also served as a partner at Shorehill Capital, LLC, a private equity firm focused on control investments in middle market industrial and distribution companies from 2013 to 2014. Prior to joining CHS, Mr. George was employed by Heller Financial, Inc. in the corporate finance group. He was also an associate at KPMG from 1991 to 1993. Mr. George previously served as a director of GSE Holdings, Inc. ("GSE"), a global provider of engineered geosynthetic containment solutions for environmental protection and confinement applications, from June 2011 to August 2014, Dura-Line Holdings, Inc., Waddington North America, Inc. and KB Alloys, LLC. Mr. George holds a B.B.A. from the University of Notre Dame and an M.B.A. from the University of Chicago. We believe that Mr. George's substantial experience in private equity investments focused on infrastructure and industrial products and financial and capital markets matters bring important and valuable skills to the Board.

Richard E. Goodrich has served as a director since April 2010. He is a retired executive vice president and chief financial officer of Chicago Bridge & Iron Company N.V. (NYSE:CBI), an engineering, procurement and construction company that provides services to customers in the chemicals and energy industries. Prior to retiring, he served as executive vice president and chief financial officer of CBI from 2001 to 2005 and as acting chief financial officer until June 2006. Mr. Goodrich served as a director of Chart Industries, Inc. (NASDAQ:GTLS) from 2006 until May 2018 and GSE from June 2011 to August 2014. He is a Certified Public Accountant having been certified in the District of Columbia in November 1970 (license inactive). Mr. Goodrich brings to the Board financial and strategic expertise as well as the experience and international operations insight of a chief financial officer of a large multinational company.

Kevin J. McGinty has served as a director since June 2012. Mr. McGinty joined the private investment firm Ursula Capital Partners as a special limited partner in 2017. He is also a retired senior advisor of Peppertree Capital Management, Inc. ("Peppertree"), a private equity fund management firm from which he retired in 2015. Prior to founding Peppertree in January 2000, he served as a managing director of Primus Venture Partners from 1990 to 1999. In both organizations, Mr. McGinty was involved in private equity investing, both as a principal and as a limited partner. From 1970 to 1990, Mr. McGinty was employed by Society National Bank, now KeyBank, N.A., where in his final position he was an executive vice president. Mr. McGinty has over 40 years of experience in the banking and private equity industries, including 20 years as an officer of a bank and 20 years serving in the role of managing director for a variety of private equity firms. Mr. McGinty previously served as a director of Marlin Business Services, Inc. (NASDAQ:MRLN) from February 1998 to 2014. He also has 25 years of experience serving as a director of privately held companies. Mr. McGinty has also held leadership positions with various cultural and community organizations. Mr. McGinty received his undergraduate degree in economics from Ohio Wesleyan University and his M.B.A. in finance from Cleveland State University. The Board views Mr. McGinty’s independence, his banking experience, his experience in private equity, capital markets and mergers and acquisitions, as well as his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for serving as a director.

John T. Nesser, III has served as a director since June 2012. Since July 2013, Mr. Nesser has served as the co-founder, manager, co-chief executive officer and director of All Coast, LLC ("All Coast"). Following its acquisition of Hercules Offshore Domestic

Liftboat Fleet in July 2013, All Coast owns and operates the largest fleet of liftboats for the offshore oil and gas market in the Gulf of Mexico. Mr. Nesser retired as executive vice president and chief operating officer of McDermott International, Inc. (NYSE:MDR) ("McDermott") in 2011. He joined McDermott, a global engineering, procurement, construction and installation company with a focus on the energy industry, as associate general counsel in 1998 and spent over ten years in various senior management roles, including as general counsel, chief administrative officer and chief legal officer. Previously, he served as a managing partner of Nesser, King & LeBlanc, a New Orleans law firm, which he co-founded in 1985. Mr. Nesser has served as a director of Layne Christensen Company (NASDAQ:LAYN) since August 2013 and is currently the chair of its compensation committee and a member of the audit and nominating and corporate governance committees. Mr. Nesser is a member of the Texas and Louisiana Bar Associations (inactive) and is also a member of the Louisiana State University Law Center Board of Trustees. Mr. Nesser holds a B.S. in Business Administration, majoring in finance, and a J.D. from Louisiana State University. We believe that Mr. Nesser’s significant prior experience in the roles of chief operating officer and general counsel and his legal, corporate governance and operational backgrounds make a significant contribution to the Board’s current mix of skills and experience and qualify him to be a director.

Michael W. Press has served as a director since the completion of the Company's initial public offering of common stock ("IPO") in May 2011. He is a retired chief executive officer of KBC Advanced Technologies PLC (LSE:KBC), a publicly traded international petroleum and petrochemicals consulting and software firm, a position he held from 1997 to 2001. Since 2001, Mr. Press has served on various boards of directors and worked with a number of private equity backed companies in the United States, Europe and Asia, often in preparation for a public listing or sale. He served on the board of directors of Chart Industries, Inc. (NASDAQ:GTLS) from 2006 to 2016. He also served on the board of directors of Lamprell plc (LSE:LAM), a provider of diversified engineering and contracting services to the onshore and offshore oil & gas and renewable energy industries, from 2013 to 2015. Mr. Press previously served as a director and senior independent director of Petrofac, Ltd. (LSE:PFC) from 2002 to 2010. He holds a B.S. from Colorado College, an M.S. from Columbia University and an Advanced Management Program degree from Stanford University. Mr. Press brings to the Board substantial experience as a director and executive officer of publicly held companies and over 30 years of international energy industry experience, including senior executive positions at The Standard Oil Company, British Petroleum plc, BP America and Amerada Hess Corporation. He also has significant manufacturing, operations, finance, corporate governance and corporate development experience gained from serving on 18 public and private boards both in the United States and internationally.

Stephen A. Snider has served as a director since June 2011. Mr. Snider is a retired chief executive officer and director of Exterran Holdings, Inc. (NYSE:EXH), a global natural gas compression services company, from August 2007 to June 2009, and was Chief Executive Officer and Chairman of the general partner of Exterran Partners, L.P. (NASDAQ:EXLP), a domestic natural gas contract compression services business, from August 2007 to June 2009. Both companies are publicly traded and headquartered in Houston, Texas. Prior to that, Mr. Snider was President, Chief Executive Officer and director of Universal Compression Holdings Inc. ("Universal") from 1998 until Universal merged with Hanover Compressor Company in 2007 to form Exterran Corporation. Mr. Snider has over 30 years of experience in senior management of operating companies. He served as a director of TETRA Technologies, Inc. (NYSE:TTI) from July 2015 through May 2018, of Dresser-Rand Group Inc. (NYSE:DRC) from 2009 through its merger with Siemens AG in July 2015, and of Energen Corporation (NYSE:EGN) from May 2000 through May 2017. Mr. Snider holds a B.S. in Civil Engineering from the University of Detroit and an M.B.A. from the University of Colorado at Denver. Mr. Snider brings to the Board leadership experience, including as a public company chief executive officer and director, and extensive experience in the energy industry, including more than 25 years dedicated to natural gas compression and processing.

Charles A. Sorrentino has served as a director since April 2010 and as our independent Chairman of the Board ("Chairman") since the completion of our IPO in May 2011. Mr. Sorrentino also served as the President and Chief Executive Officer of GSE, a position he was first appointed to on an interim basis in July 2013 and then on an extended basis from November 2013 through November 2014. Mr. Sorrentino also served as a director of GSE from June 2011 through August 2014. In May 2014, in connection with a restructuring support agreement entered into with its lenders, GSE voluntarily filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. The U.S. Bankruptcy Court in Delaware approved GSE’s reorganization plan in July 2014. Mr. Sorrentino served as President and Chief Executive Officer of Houston Wire & Cable Co. (NASDAQ:HWCC), a leading provider of wire and cable and related services from 1998 until his retirement in 2011. He previously served as President of Pameco Corporation ("Pameco") (NYSE:PCN), a national heating, ventilation, air conditioning and refrigeration distributor, from 1994 to 1998. Pameco was a $600 million distributor that was listed on the NYSE following an IPO in 1997 and was later merged into a larger company. After completing college, he served nine years with PepsiCo, Inc. (NYSE:PEP) and twelve years with United Technologies (NYSE:UTX) (formerly Sundstrand Corporation) in a variety of engineering, sales, marketing and executive management functions. Mr. Sorrentino earned a B.S. in Mechanical Engineering from Southern Illinois University and an M.B.A. from the University of Chicago. He also served in the United States Marine Corps. Mr. Sorrentino has served as an executive of several large manufacturing companies and brings a diversity of managerial experience from both publicly and privately held companies to the Board.

Bruce A. Thames joined Thermon in April 2015 as Executive Vice President and Chief Operating Officer. He was promoted to President and Chief Executive Officer and appointed as a member of the Board on April 1, 2016. Prior to joining Thermon, Mr. Thames was Senior Vice President and Chief Operating Officer of TD Williamson in Tulsa, Oklahoma, a position he held since 2012. TD Williamson manufactures and delivers a portfolio of solutions to the owners and operators of pressurized piping systems for onshore and offshore applications. He joined TD Williamson in 2005 as Vice President, North America and also served as Vice President and General Manager, Eastern Hemisphere from 2010 to 2012. Mr. Thames began his career with Cooper Industries (formerly Intool), where he spent twelve years in various roles within the product engineering, marketing and operations groups. Mr. Thames then joined GE Energy (formerly Dresser Flow Solutions) ("Dresser") and served primarily as the Director of North American Operations and Product Director for Ball Valves globally for Dresser's Valve Group during his tenure from 2002 to 2005. Mr. Thames holds a B.S. in Mechanical Engineering from the University of Texas at Austin. Mr. Thames brings extensive leadership skills, international acumen, product innovation and industry knowledge to the Board.

Executive Officers

The following table and biographies set forth certain information about our executive officers. Information pertaining to Mr. Thames, who is currently both a director and an executive officer of the Company, may be found in the section above entitled "Directors." Throughout this Proxy Statement, we refer to Messrs. Thames, Peterson, Reitler, and van der Salm collectively as our "Named Executive Officers" for Fiscal 2018.

Name	Title	Age as of the 2018 Annual Meeting
Jay C. Peterson	Chief Financial Officer; Senior Vice President, Finance; Assistant Secretary; Assistant Treasurer	61
Eric C. Reitler(1)	Senior Vice President, Global Sales	50
Johannes (René) van der Salm	Senior Vice President, Global Operations	54

(1)	Mr. Reitler voluntarily submitted his resignation in Fiscal 2019, with a target effective date of August 31, 2018.

Jay C. Peterson joined Thermon in July 2010 as Chief Financial Officer and Senior Vice President, Finance. Prior to joining Thermon, Mr. Peterson held positions as Chief Financial Officer, Vice President of Finance, Senior Director of Finance, Secretary and Treasurer at Asure Software, Inc. (NASDAQ:ASUR) (formerly Forgent Networks, Inc.) ("Forgent"). Mr. Peterson started with Forgent in 1995 and was named Chief Financial Officer in 2001. Before joining Forgent, Mr. Peterson was Assistant Controller in Dell Computer Corporation’s $1 billion Direct division. He also spent 11 years in various financial management positions with IBM Corporation (NYSE:IBM). Mr. Peterson holds a B.A. and an M.B.A. from the University of Wisconsin.

Eric C. Reitler joined Thermon in June 1998 as a regional sales manager in the midwestern United States and was instrumental in building and solidifying Thermon's market share in the region for over 15 years. In September 2013, he was promoted to Vice President, Global Sales and relocated from Michigan to the Company's headquarters in San Marcos, Texas. In April 2015, Mr. Reitler assumed responsibility for the Company's global sales efforts in the role of Senior Vice President, Global Sales. Prior to joining Thermon, Mr. Reitler served in various engineering, project management and operations positions in the power, oil and gas industries. Mr. Reitler holds a B.S. in Mechanical Engineering from the Georgia Institute of Technology.

Johannes (René) van der Salm joined Thermon in October 2001 as European Logistics Manager based at the Company's European headquarters in Pijnacker, the Netherlands. In 2006, Mr. van der Salm was promoted to Vice President, Manufacturing and Logistics. During that period, he divided his time between the Company's offices in the United States and Europe. In 2007, Mr. van der Salm was promoted to Senior Vice President, Operations and permanently relocated to the Company's headquarters in San Marcos, Texas. He was instrumental in the global implementation of the Company’s enterprise resource planning software. In 2011, Mr. van der Salm was promoted to Senior Vice President, Global Operations. After completing his undergraduate studies and a period of military service, Mr. van der Salm worked as sales engineer, project manager and production manager in supplying the petrochemical industry prior to joining Thermon. Mr. van der Salm holds a B.S. in Mechanical Engineering from Amsterdam Technical University.

CORPORATE GOVERNANCE

The Board oversees the Company’s Chief Executive Officer and other senior management in the competent and ethical operation of the Company and works to serve the long-term interests of stockholders. The key practices and procedures of the Board are outlined in the Corporate Governance Guidelines and the Code of Business Conduct and Ethics, both available on the Company’s website at http://ir.thermon.com/corporate-governance. Stockholders can also obtain a free copy by writing to the General Counsel, Thermon Group Holdings, Inc., 100 Thermon Drive, San Marcos, Texas 78666.

During Fiscal 2018, the full Board met seven times. Each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director); (ii) the total number of subcommittee meetings of the Board or one of its committees on which such person served; and (iii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served) during Fiscal 2018.

Our Corporate Governance Guidelines require any incumbent director who receives a greater number of votes "withheld" than votes "for" in an uncontested election to promptly submit a written offer of resignation to the N&CG Committee, which will review and evaluate the offer of resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision and, if it rejects the resignation, the rationale behind such decision, within 90 days after the election results for the 2018 Annual Meeting are certified.

We recognize the importance of new ideas, perspectives, independence and skills with respect to the Board and recognize the importance of utilizing Board refreshment to achieve such goals. In January 2018, in furtherance of these goals, the Board approved amendments to our Corporate Governance Guidelines implementing a mandatory retirement age and maximum tenure for non-executive directors. Non-executive directors shall submit an offer of resignation to the N&CG Committee to become effective immediately prior to the Company's annual stockholder meeting following the director's attainment of age 75 or following 15 years of service to the Board, whichever comes earlier. The Board will generally not nominate such directors for re-election; however, on the recommendation of the N&CG Committee, the Board may reject such offers of resignation on a case-by-case basis if the Board determines an exception is in the best interests of the Company and its stockholders. The Board also believes that these amendments to the Corporate Governance Guidelines will promote orderly succession planning for our non-executive directors.

There are no family relationships between any director, executive officer or person nominated by the Board to become a director or executive officer.

Board Leadership Structure and Executive Sessions

In connection with the completion of our IPO in May 2011, the Board appointed Mr. Sorrentino as its independent Chairman. The Board believes that its current leadership structure best serves the objectives of the Board’s oversight of management, the ability of the Board to carry out its roles and responsibilities on behalf of the stockholders and the Company’s overall corporate governance. The Board also believes that the current separation of the Chairman and Chief Executive Officer roles allows the Chief Executive Officer to focus his time and energy on operating and managing the Company and leverage the experience and perspectives of the Chairman. However, the Board periodically reviews our leadership structure and may make changes in the future.

In accordance with the listing standards of the NYSE and our Corporate Governance Guidelines, the independent directors meet in regularly scheduled executive sessions, generally following each quarterly Board meeting and at other times as necessary. The executive sessions are chaired by the Chairman.

Director Independence

The Board reviews the independence of each director annually. In determining the independence of our directors, the Board considered Section 303A of the NYSE rules, applicable SEC rules as well as all relevant facts and circumstances, including, among other things, the types and amounts of commercial dealings between the Company and companies and organizations with which the directors are affiliated. Based on the foregoing criteria, the Board has affirmatively determined that Ms. Dalgetty and Messrs. George, Goodrich, McGinty, Nesser, Press, Snider and Sorrentino are independent.

In examining director independence for Fiscal 2017, the Board examined the relationship between the Company and Onward Capital, of which Mr. George is co-founder and partner. On June 15, 2016, the Company engaged Onward Capital as financial advisor to advise the Company with respect to certain potential strategic acquisition opportunities. The Company's engagement of Onward Capital ended on July 31, 2016 and the Company paid Onward Capital a total of $40,000 for services provided. The engagement of Onward Capital was pre-approved by the Audit Committee in accordance with the Company's Statement of Policy Regarding Transactions with Related Parties. The Board considered the relationship with Onward Capital to be an arm's-

length transaction entered into in the ordinary course of business on terms and conditions that were at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties and that the size and nature of the transaction was not material to the Company, Onward Capital or Mr. George. Therefore, the Board determined that the engagement of Onward Capital did not disqualify Mr. George's status as an independent director of the Company. However, due to the Company's engagement of Onward Capital, the Board determined that Mr. George no longer met certain heightened independence requirements for Audit and Compensation Committee service in Fiscal 2017. Accordingly, Mr. George submitted his resignation from each respective committee on June 15, 2016. During Fiscal 2018, the Nominating & Corporate Governance Committee again reviewed the relationship between the Company, Onward Capital and Mr. George and reaffirmed that the Company's brief engagement of Onward Capital did not disqualify Mr. George's status as an independent director and recommended that he be reappointed to the Audit and Compensation Committees effective July 1, 2017. On May 18, 2017, the Board accepted the recommendations of the N&CG Committee and affirmatively determined that Mr. George had maintained his status as an independent director despite the Company's brief engagement of Onward Capital and reappointed him to the Audit and Compensation Committees effective July 1, 2017.

Mr. Thames, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

There were no other transactions, relationships or arrangements with respect to any independent director that required review by our Board for purposes of determining director independence. The Board found that none of the independent directors had a material or other disqualifying relationship with the Company. The Board's three standing committees, Audit, Compensation, and N&CG, were comprised solely of independent directors during Fiscal 2018, as discussed in further detail below.

Committees of the Board

The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the N&CG Committee. The Audit Committee, Compensation Committee, and N&CG Committee operate under written charters adopted by the Board. Each committee charter is posted and available on the Company’s website at http://ir.thermon.com/corporate-governance. Current committee composition and the number of committee meetings held during Fiscal 2018 were as follows:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Linda A. Dalgetty	Member (1)	—	Member (1)
Marcus J. George	Member (2)	Member (2)	—
Richard E. Goodrich	Chair	Member	—
Kevin J. McGinty	Member	Member	—
John T. Nesser, III	Member (3)	Chair (4)	Member
Michael W. Press	—	Member	Chair
Stephen A. Snider	—	Member (5)	Member
Charles A. Sorrentino	Member	—	Member
Bruce A. Thames	—	—	—

Number of Committee Meetings Held(6)	7	5	6

(1)	Ms. Dalgetty became a member of the Audit Committee and N&CG Committee upon her appointment to the Board on May 1, 2018.

(2)	Mr. George was reappointed to the Audit Committee and Compensation Committee effective July 1, 2017.

(3)	Mr. Nesser resigned as a member of the Audit Committee effective March 19, 2018.

(4)	Mr. Nesser was appointed to the Compensation Committee and named as its Chair effective January 30, 2018.

(5)	Mr. Snider resigned as the Chair of the Compensation Committee (but remained as a member of the Compensation Committee) effective January 30, 2018.

(6)	In addition to taking action at meetings, each committee and the Board may periodically act by written consent.

The Audit Committee has responsibility for, among other things, reviewing our financial reporting and other internal control processes, our financial statements, the independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors, and our compliance with legal and regulatory requirements and our Code of Business Conduct and Ethics. The Board has determined that each of Ms. Dalgetty and Messrs. George, Goodrich, McGinty, Nesser and Sorrentino is financially literate and qualified to address any issues that are likely to come before the Audit Committee, including the evaluation of our financial statements and supervision of our independent auditors. The Board also determined that each of Ms. Dalgetty and Messrs. George, Goodrich, McGinty, Nesser and Sorrentino meets the additional criteria for independence of audit committee members under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules of the NYSE. For Fiscal 2018, the Board determined that Mr. Goodrich qualified as an "audit committee financial expert" as such term is defined in Item 407(d)(5)(ii) of Regulation S-K based on his education and experience in his respective fields. For Fiscal 2019, the Board determined that Ms. Dalgetty also qualifies as an "audit committee financial expert" based on her education, experience and status as a chartered accountant.

The Compensation Committee has responsibility for, among other things, reviewing and recommending policies relating to compensation and benefits of our executive officers, including: reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and the other Named Executive Officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations. The Compensation Committee also has responsibility for management succession planning. The Compensation Committee may delegate its authority to one or more subcommittees of the Compensation Committee. The Compensation Committee also oversees our equity and incentive-based plans and administers the issuance of stock options, restricted stock units ("RSUs"), performance stock units ("PSUs") and other awards with respect to our Named Executive Officers and other employees. The Compensation Committee also reviews and evaluates its performance and the performance of each of its members, including compliance of the Compensation Committee with its charter, and prepares any report required under SEC rules. The report of the Compensation Committee is included in this Proxy Statement. The Compensation Committee has the authority to engage independent advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The Compensation Committee, at present, engages an outside consultant on a regular basis to advise the Compensation Committee on the Company's executive compensation program. The Board has determined that each of Messrs. George, Goodrich, McGinty, Nesser, Press and Snider is independent under the heightened independence standards applicable to Compensation Committee members under the NYSE rules and Rule 10C-1 under the Exchange Act. In addition, each member of the Compensation Committee also meets the definition of "outside director" under Section 162(m) of the Internal Revenue Code and "non-employee director" under Rule 16b-3 under the Exchange Act.

The N&CG Committee has responsibility for, among other things, identifying, evaluating and recommending nominees for appointment or election as directors, including director nominees recommended by stockholders, developing and recommending a set of corporate governance guidelines, considering and approving director compensation and overseeing the evaluation of our Board and its committees. The N&CG Committee also oversees our equity plans and administers the issuance of equity awards with respect to our non-executive directors. In addition, the N&CG Committee has responsibility for non-executive director succession planning. The Board has determined that each of Ms. Dalgetty and Messrs. Nesser, Press, Snider and Sorrentino is independent under the rules of the NYSE.

Director Qualifications

The Company has not established specific minimum education, experience or skill requirements for potential board or committee members. In general, the N&CG Committee and the Board will consider, among other qualifications and characteristics, a candidate's work and other experience, character, background, ability to exercise sound judgment, integrity, ability to make independent analytical inquiries, problem-solving skills, diversity, age, demonstrated leadership, work ethic, other skills (including financial literacy), understanding of the Company’s business environment, willingness and capacity to devote adequate time to Board duties, independence and potential conflicts of interest. We expect that qualified candidates will have senior leadership experience in a complex and global organization and will be able to represent the interests of the stockholders as a whole and not just certain special interest groups or constituencies. Each individual is evaluated in the context of the Board as a whole with the objective of retaining a group with diverse and relevant experience that can best perpetuate the Company’s success and represent stockholder interests through sound judgment. When current Board members are considered for nomination for re-election, the N&CG Committee also takes into consideration their prior Board contributions, performance, meeting attendance and participation in continuing education activities.

The N&CG Committee may (but is not required to) identify nominees based upon suggestions by directors, management, outside consultants, including third-party search firms, and stockholders. Before considering any nominee, the N&CG Committee makes a preliminary determination as to the need for additional members of the Board. If a need is identified, members of the N&CG Committee discuss and evaluate possible candidates to explore in more depth and/or retain a third-party to conduct a search for qualified individuals. Once one (or more) candidate(s) is identified for further consideration, members of the N&CG Committee, as well as other members of the Board and management, as appropriate, interview the nominee(s). After completing this evaluation, the N&CG Committee makes a final recommendation and refers the nominee(s) to the full Board for consideration. The Board then makes a final determination as to director nominations and/or appointments.

The N&CG Committee and the Board will consider candidates recommended by stockholders in the same manner as other candidates. Stockholders may nominate candidates to serve as directors in accordance with the advance notice, proxy access and other procedures contained in our Bylaws.

During Fiscal 2018, the Board directed the N&CG Committee to initiate a search for a new director candidate for the purposes of Board refreshment, non-executive director succession planning and diversity enhancement. As chair of the N&CG Committee, Mr. Press led an orderly and well-defined process for selecting a new director, which culminated in the appointment of Ms. Dalgetty effective May 1, 2018. Prior to the selection of Ms. Dalgetty, an extensive pool of candidates was established by recommendations from members of management, non-executive directors and Russell Reynolds Associates ("Russell Reynolds"), a third-party search firm retained by the N&CG Committee. Ms. Dalgetty was identified by the N&CG Committee for inclusion in the pool of candidates. Russell Reynolds vetted the pool of candidates against a list of criteria established by the N&CG Committee in connection with the newly created vacancy, which included, among other things, an emphasis on diversity. Russell Reynolds was also tasked with verifying the experience, education and background of Ms. Dalgetty and certain other candidates.

Diversity

We are committed to cultivating a highly capable and diverse Board to represent the interests of our stockholders. Although the Board does not have a formal diversity policy, it construes diversity to mean a variety of opinions, perspectives, expertise, personal and professional experiences and backgrounds, including gender, race, age, culture and ethnicity, as well as other differentiating characteristics. The Board believes that diversity and variety of points of view contribute to a more effective decision-making process. When recommending director nominees for election, the Board and the N&CG Committee focus on how the experience and skill set of each director nominee complements those of fellow director nominees to create a balanced Board with diverse viewpoints and deep expertise.

In addition, the Board and its committees engage in annual self-evaluations that include evaluations of diversity as well as the overall effectiveness of the Board and its committees. The N&CG Committee also maintains an experience matrix to help identify potential gaps in skills, qualifications, experience or diversity across the Board as a whole.

Our Board currently includes one African-American member and one female member.

Proxy Access

On June 15, 2017, the Board approved the Second Amended and Restated Bylaws (the "Bylaws") of the Company, implementing proxy access. The Board believes that the majority of the Company's stockholders generally support the concept of proxy access; however, the Board recognizes that stockholders are not unanimous in this view nor the specific terms under which proxy access should be adopted. The Company's proxy access provisions permit a stockholder, or group of up to twenty (20) stockholders, owning an aggregate of three percent (3%) or more of the Company's outstanding common stock continuously for at least three (3) years to nominate director candidates for inclusion in the Company's proxy materials for an annual meeting of stockholders constituting up to the greater of (i) twenty percent (20%) of the Board or (ii) two individuals; provided the stockholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws.

Attendance of Directors at the Annual Meeting of Stockholders

Directors are strongly encouraged to attend the Company's annual meeting of stockholders unless extenuating circumstances prevent them from attending, although the Company has no formal, written policy requiring such attendance. All of the Company's directors attended the 2017 Annual Meeting of Stockholders ("2017 Annual Meeting").

Communications with Directors

A stockholder or other interested party who wishes to communicate directly with the Board, one of its committees or with an individual director regarding matters related to the Company should send the communication, with a request to forward the communication to the intended recipient or recipients, to:

Thermon Group Holdings, Inc.
Attention: General Counsel
100 Thermon Drive
San Marcos, Texas 78666

We will forward stockholder correspondence, as appropriate. Please note that we will not forward communications that are spam, junk mail or mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Further, we will not forward any abusive, threatening or otherwise inappropriate materials.

Board Oversight of Risk Management

The Board believes that evaluating the ability of senior management to manage the various risks confronting the Company is one of its most important areas of oversight. In carrying out this responsibility, the Board has designated the Audit Committee with primary responsibility for overseeing enterprise risk management and risks related to financial reporting and internal controls. The Audit Committee makes periodic updates to the Board regarding the risks inherent to the business of the Company, including the identification, assessment, management and monitoring of those risks, and risk management decisions, practices and activities of the Company.

While the Audit Committee has primary responsibility for overseeing enterprise risk management, each of the other Board committees also considers risk within its area of responsibility. For example, the N&CG Committee reviews legal, regulatory and compliance risks as they relate to corporate governance structures and processes, and the Compensation Committee reviews risks related to compensation matters. The committee chairs periodically apprise the Board of significant risks and management’s response to those risks. While the Board and its committees oversee risk management strategy, senior management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

With respect to risks related to compensation matters, the Compensation Committee considers, in establishing and reviewing the Company’s executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. The base salaries of our employees, including our Named Executive Officers, are fixed in amount and thus do not encourage risk-taking. Short-term incentive opportunities for all employees, including our Named Executive Officers, are generally capped and are directly tied to overall corporate performance. The compensation provided to certain employees, including our Named Executive Officers, in the form of long-term equity awards helps further align key employees' interests with those of the Company’s stockholders.

The Compensation Committee has also reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the Company’s annual short-term cash and long-term equity incentives provide an effective and appropriate mix of incentives to help ensure that the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. In general, bonus opportunities for Company employees are discretionary and management has the authority to reduce bonus payments (or pay no bonus) based on individual or Company performance and any other factors it may determine to be appropriate in the circumstances. As with the compensation of our Named Executive Officers, the Company intends to continue to award a portion of the compensation of certain of its key employees in the form of equity awards that help further align the interests of employees with those of stockholders.

Clawback Policy

In May 2015, the Compensation Committee adopted a Policy on Recoupment of Incentive Compensation (the "clawback policy"), pursuant to which, to the extent permitted by governing law, the Company may require the return, repayment or forfeiture of any annual or long-term incentive compensation payment or award made or granted to any current or former executive officer during the three-year period preceding the filing with the SEC of Company financial statements that were restated due to the material noncompliance of the Company with any financial reporting requirement under the securities laws to the extent that such incentive compensation was calculated based upon any financial result or performance metric impacted by such restatement. We believe that the adoption of the clawback policy further enhances the risk management features of our executive compensation program in a way that does not encourage unnecessary or excessive risk-taking.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify its directors and officers against liabilities actually and reasonably incurred in such capacities, including attorneys’ fees, judgments, fines and amounts paid in settlement, with respect to any matter in which the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Our Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that we will indemnify our directors and officers to the fullest extent authorized by the DGCL. Our Certificate of Incorporation provides that this right to indemnification is a contract right, and we may, from time to time, and in the ordinary course of business, enter into contracts under which our directors and officers are provided with such rights of indemnification against liability that they may incur in their capacities as such and in connection with activities performed under the terms of such contracts. We have entered into indemnification agreements with each of our directors and certain officers which require us, among other things, to indemnify them against certain liabilities which may arise by reason of his status or service as a director or officer (other than liabilities arising from willful misconduct of a culpable nature).

Our Bylaws further provide that we will indemnify and hold harmless, to the fullest extent permitted by law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was one of our directors or officers or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any and all liability and loss (including judgments, fines, penalties and amounts paid in settlement) suffered or incurred and expenses reasonably incurred by such person; provided, however, that we will not be required to indemnify a person in connection with any action, suit or proceeding that is initiated by such person unless such action, suit or proceeding was authorized by our Board.

Our Certificate of Incorporation also eliminates the personal liability of our directors to the fullest extent permitted by Section 102 of the DGCL, which provides that a corporation may eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102 does not, however, permit a corporation to eliminate or limit liability for (i) any breach of the duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability of directors for unlawful payment of dividend or unlawful stock purchase or redemption or (iv) any transaction from which the director derived an improper personal benefit. We have purchased liability insurance covering our directors and officers and certain other management personnel.

Compensation Committee Interlocks and Insider Participation

At the beginning of Fiscal 2018, our Compensation Committee consisted of Stephen A. Snider (former chair), Richard E. Goodrich, Kevin J. McGinty and Michael W. Press. Mr. George was reappointed as a member of the Compensation Committee effective July 1, 2017. In addition, Mr. Nesser was appointed to the Compensation Committee and as its chair effective January 30, 2018. None of Messrs. Nesser, George, Goodrich, McGinty, Press or Snider is or has been an employee or officer of the Company. None of our Named Executive Officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity that has one or more of its executive officers serving as a member of our Board.

DIRECTOR COMPENSATION

The Board determines the form and amount of non-executive director compensation after its review of recommendations made by the N&CG Committee. In July 2017, the N&CG Committee retained Pearl Meyer & Partners, LLC ("Pearl Meyer") to review a benchmarking analysis of the Company's non-executive director compensation program compared to the non-executive director compensation programs of the same group of peer companies utilized in the Compensation Committee's review of the compensation of our Named Executive Officers, as discussed further in the section entitled "Executive Compensation—Compensation Discussion and Analysis." Following a review of the benchmarking analysis, Pearl Meyer noted that the Company's total non-executive director compensation was below the median of the peer group and survey data compiled by Pearl Meyer. Accordingly, it recommended a $10,000 increase to director compensation during Fiscal 2018, split equally between the annual cash and equity retainers. The N&CG Committee recommended to the Board, and the Board subsequently approved, a $10,000 increase to the non-executive director compensation program, effective July 1, 2017, in the form of a $5,000 increase to each of the annual cash and equity retainers. In addition, the July equity grant date was moved up from the date of the Company's annual stockholder meeting to July 1st of each year.

The Company's current non-executive director compensation program, effective as of July 1, 2017, is set forth in the table below. In addition to these retainers, we reimburse our non-executive directors for actual reasonable out-of-pocket expenses upon presentation of documentation in accordance with the Company's typical expense reimbursement procedures.

Type of Compensation(1)	Recipient	Amount($)
Cash	Board Member Retainer	50,000
Equity(2)	Board Member Retainer	60,000
Cash	Audit Committee Member Retainer	4,000
Cash	Audit Committee Chair Retainer	14,000
Cash	Compensation Committee Member Retainer	4,000
Cash	Compensation Committee Chair Retainer	11,500
Cash	N&CG Committee Member Retainer	4,000
Cash	N&CG Committee Chair Retainer	11,500
Cash	Independent Chairman Additional Retainer	52,500

(1)	All annual retainers are paid in quarterly installments in advance and no additional meeting attendance fees were paid.

(2)
The annual equity retainer is paid in four equal installments on each of following dates: April 1, July 1, October 1 and January 1 (or, if any such date is not a trading day, the next trading day), with each equity award being 100% vested on the applicable grant date.

The following table provides information regarding the compensation paid to non-executive directors during Fiscal 2018. The compensation paid to Mr. Thames is presented below under the section entitled "Executive Compensation." Mr. Thames did not receive any additional compensation for his service as a member of the Board during Fiscal 2018.

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)(1)	Total ($)
Linda A. Dalgetty(2)	—	—	—
Marcus J. George	54,750	58,729	113,479
Richard E. Goodrich	66,750	58,729	125,479
Kevin J. McGinty	56,750	58,729	115,479
John T. Nesser, III	56,750	58,729	115,479
Michael W. Press	64,250	58,729	122,979
Stephen A. Snider	64,250	58,729	122,979
Charles A. Sorrentino(3)	109,250	58,729	167,979

(1)
On each of April 3, 2017, July 3, 2017, October 2, 2017 and January 2, 2018, the Company granted a stock award to each of the non-executive directors equal to 664, 772, 826 and 626 shares of the Company’s common stock, respectively. Each stock award was 100% vested on the grant date. The number of shares subject to the April 3, 2017 stock award was determined by dividing $13,750 by the per-share closing price of the Company’s common stock on the date of grant (rounded down to the nearest whole share). The number of shares subject to the July 3, 2017, October 2, 2017 and January 2, 2018 stock awards was determined by dividing $15,000 by the per-share closing price of the Company’s common stock on the date of grant (rounded down to the nearest whole share). The per-share closing price on each of April 3, 2017, July 3, 2017, October 2, 2017 and January 2, 2018 was $20.70, $19.43, $18.15 and $23.95, respectively.

(2)	Ms. Dalgetty was appointed to the Board effective May 1, 2018 and did not receive any compensation from the Company for Fiscal 2018.

(3)	The fees received by Mr. Sorrentino include an additional retainer of $52,500 for his service as independent Chairman of the Board.

Stock Ownership Guidelines (Non-Executive Directors)

Our Board has adopted stock ownership guidelines for its non-executive directors and delegated oversight to the N&CG Committee. In Fiscal 2018, the stock ownership guideline for non-executive directors was $200,000, which is equal to four times the annual cash retainer for serving as a non-executive director. Each non-executive director is required to meet the guideline within five years of election or appointment to the Board. As of the Record Date, all of the Company's non-executive directors met the requisite stock ownership guideline, except Ms. Dalgetty (who was appointed to the Board on May 1, 2018 and is within the initial five-year period).

In measuring stock ownership, the N&CG Committee will consider all shares beneficially owned and vested but unexercised stock options. For vested but unexercised stock options, the value counting toward the individual's threshold will be determined based on the excess of the market value of the stock over the exercise price of the stock option. Unvested equity awards are not considered in calculating each individual's stock ownership for purposes of the stock ownership guidelines. For information on the stock ownership guidelines for the Company's executive officers, see the section entitled "Executive Compensation—Compensation Discussion and Analysis—Stock Ownership Guidelines (Executive Officers)."

Each non-executive director must meet or exceed his or her requisite stock ownership threshold immediately prior to any disposition of shares or share equivalents obtained through an equity grant (other than shares used to pay applicable withholding taxes or the exercise price of stock options). This 100% retention requirement applies during any time period during which the individual’s stock ownership threshold has not been achieved, including during the initial five-year period. If a non-executive director does not meet the requisite threshold or demonstrate sustained progress toward meeting the threshold, the Board has discretion to reduce future long-term incentive grants or pay future cash compensation in the form of equity.

Nonqualified Deferred Compensation Plan

The Company adopted a non-qualified deferred compensation plan (the "NQDCP") in June 2016 under which non-executive directors may elect to defer director fees and other cash or equity-based compensation. Subject to applicable tax laws, participants may elect when to receive payment of their account balances under the NQDCP. If elected by the participant or as otherwise required by the NQDCP, payment may accelerate in connection with certain events, including death, disability, termination of service and/or a change in control. Compensation deferred under the NQDCP is subject to income tax when distributed from the NQDCP and may accumulate tax-deferred earnings.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently consists of nine directors with each term expiring at the 2018 Annual Meeting. The authorized number of directors is presently fixed at nine. Effective May 1, 2018, the Board appointed Linda A. Dalgetty as a director.

Upon the recommendation of the N&CG Committee, the Board has nominated Linda A. Dalgetty for election and each of Marcus J. George, Richard E. Goodrich, Kevin J. McGinty, John T. Nesser, III, Michael W. Press, Stephen A. Snider, Charles A. Sorrentino and Bruce A. Thames for re-election at the 2018 Annual Meeting. Each director elected will serve a one-year term expiring at the 2019 Annual Meeting.

Each of the nominees has indicated his willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve, the Board may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

The Board unanimously recommends that stockholders vote "FOR" the election of Ms. Dalgetty and the re-election of each of Messrs. George, Goodrich, McGinty, Nesser, Press, Snider, Sorrentino and Thames.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board has adopted a Statement of Policy Regarding Transactions with Related Parties, which requires that each director and executive officer promptly advise the chairman of the Audit Committee of any Related Person Transaction, as defined therein, of which he or she becomes aware in which we are to be a participant, the amount involved exceeds $120,000 and the applicable Related Person had or will have a direct or indirect material interest, and all material facts with respect thereto. The Audit Committee (or, if determined by the Audit Committee as advisable, the disinterested members of our Board) will then consider such Related Person Transaction for approval or ratification.

In considering whether to approve or ratify any Related Person Transaction, the Audit Committee or the disinterested members of our Board, as the case may be, will consider all factors that are relevant to the Related Person Transaction, including, without limitation, the following:

•	the size of the transaction and the amount payable to a Related Person;

•	the nature of the interest of the Related Person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•
whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

No Related Person Transaction will be consummated without the approval or ratification of the Audit Committee or the disinterested members of the Board as described above. It is our policy that no director will participate in any discussion or approval of a Related Person Transaction for which he or she is a Related Person.

Related Party Transactions

Manager Equity Agreements

We have entered into manager equity agreements with certain of our current and former executive officers and employees (collectively, the "management investors") which set forth additional provisions relating to the ownership of our securities. Pursuant to the manager equity agreements, each management investor will maintain the confidentiality of our confidential or proprietary information obtained as a result of such management investor’s employment and is subject to non-competition and non-solicitation covenants during employment and for a period of two years thereafter. Upon the termination of a management investor’s employment for cause, we will have the option to repurchase certain of such management investor’s securities at the lower of cost or the fair market value (as determined in good faith by our Board) of such securities. Messrs. Reitler and van der Salm are among the management investors who are party to manager equity agreements.

Piggyback Registration Rights

Certain of our current and former executive officers, employees and directors are parties to an amended and restated securityholder agreement, as further amended (the "Securityholder Agreement"), that provides for certain "piggyback" registration rights. If, at any time, we determine to file a registration statement with the SEC covering any shares of our common stock, other than shares of common stock or other securities that are issuable in an offering to our officers or employees pursuant to an employee benefit plan or in connection with the acquisition of a business, each securityholder party to the Securityholder Agreement will have the right to request that we include their shares of common stock in any such registration statement, subject to specified limitations. We are required to pay the expenses associated with preparing and filing any registration statement in connection with the above piggyback registrations, other than any underwriting discounts and commissions applicable to the sale of shares.

Corporate Opportunity

Our Certificate of Incorporation provides that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may be from time to time presented to our former private equity sponsors or any of their respective affiliates (other than us and our subsidiaries), subsidiaries, officers, directors, agents, stockholders, members, partners and employees and that may be a business opportunity for such former private equity sponsor, even if the opportunity is one that we or our subsidiaries might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, acting in good faith, pursues or acquires any such business opportunity, or information regarding any such business opportunity, to us unless, in the case of any such person who is our director or officer, any such business opportunity is expressly offered to such director or officer solely in his or her capacity as our director or officer. None of our former private equity sponsors has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries.

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our directors and certain officers, including all of our Named Executive Officers. The indemnification agreements and indemnification provisions included in our Certificate of Incorporation and Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. For further information, see "Corporate Governance—Indemnification of Directors and Officers."

AUDIT COMMITTEE REPORT

The Audit Committee's primary responsibilities include assisting the Board in its oversight of the Company’s financial reporting process, appointing the independent registered public accounting firm and reviewing the services performed by the independent registered public accounting firm. The Audit Committee does not itself prepare financial statements or perform audits and its members are not auditors or certifiers of the Company's financial statements.

In performing its oversight responsibility, the Audit Committee has:

•	reviewed and discussed the audited year-end financial statements with management, which has primary responsibility for the financial statements;

•
discussed with KPMG, the Company’s independent registered public accounting firm for Fiscal 2018, the matters required to be discussed by Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T; and

•
received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the audit committee concerning independence and discussed with KPMG its independence.

The Audit Committee also discussed with the auditors matters related to our internal control over financial reporting. Based on these discussions and the written disclosures received from the independent auditors, the Audit Committee recommended to the Board inclusion of the audited year-end financial statements in the 2018 Annual Report.

Submitted by the Audit Committee of the Board of Directors
Richard E. Goodrich (Chair)
Linda A. Dalgetty(1)
Marcus J. George(2)
Kevin J. McGinty
John T. Nesser, III(3)
Charles A. Sorrentino

(1)    Ms. Dalgetty was appointed to the Audit Committee on May 1, 2018.

(2)    Mr. George was reappointed to the Audit Committee on July 1, 2017.

(3)    Mr. Nesser resigned as a member of the Audit Committee effective March 19, 2018.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP ("KPMG") has been our independent registered public accounting firm since June 14, 2013. The Audit Committee has appointed KPMG as our independent registered public accounting firm to audit our consolidated financial statements for Fiscal 2019. Our Board recommends the ratification of the Audit Committee's appointment of KPMG. If our stockholders do not ratify the selection of KPMG, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

We expect that one or more representatives of KPMG will attend the 2018 Annual Meeting and will be given an opportunity to make a statement if he or she so desires. The representative(s) will also be available to respond to appropriate questions from stockholders.

The Board unanimously recommends that stockholders vote "FOR" the ratification of the Audit Committee's appointment of KPMG as our independent registered public accounting firm for Fiscal 2019.

AUDIT AND NON-AUDIT FEES

The following sets forth fees billed for the audit and other services provided by KPMG for Fiscal 2018 and Fiscal 2017.

	Year Ended March 31, 2018	Year Ended March 31, 2017
Audit Fees(1)	$1,480,000	$1,005,747
Audit-Related Fees(2)	16,000	—
Tax Fees(3)	540,000	—
All Other Fees(4)	1,786	1,786
Total	$2,037,786	$1,007,533

(1)	Consists of fees and expenses for the integrated audit of annual financial statements, reviews of the related quarterly financial statements, and reviewing documents filed with the SEC.

(2)	Consists of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of financial statements that are not "Audit Fees."

(3)
Consists of fees and expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding international, federal and state tax compliance and tax planning and structuring, including in connection with the acquisition of CCI Thermal Technologies Inc., now referred to as Thermon Heating Systems, Inc. on October 30, 2017 (the "THS Transaction").

(4)
Consists of fees and expenses for products and services that are not "Audit Fees," "Audit-Related Fees" or "Tax Fees." The amount included in "All Other Fees" represents the use of KPMG's online accounting research tool.

Pre-Approval Policies and Procedures

All services rendered by KPMG were permissible under applicable laws and regulations and were pre-approved by our Audit Committee. Pursuant to its charter, the primary purposes of our Audit Committee include the following: (i) to select, appoint, engage, oversee, retain, evaluate and terminate our external auditors; (ii) to pre-approve all audit and non-audit services, including tax services, to be provided, consistent with all applicable laws, to us by our external auditors; and (iii) to establish the fees and other compensation to be paid to our external auditors. The Audit Committee has reviewed the external auditors’ fees for audit and non-audit services for Fiscal 2018. The Audit Committee has also considered whether such non-audit services are compatible with maintaining the external auditors’ independence and has concluded that they are compatible at this time.

The Audit Committee has adopted a policy requiring pre-approval by the Audit Committee of all services (audit and non-audit) to be provided to us by our independent registered public accounting firm. In accordance with that policy, the Audit Committee has given its pre-approval for the provision of all audit and review services to be performed by the independent registered public accounting firm for Fiscal 2019. All other services must be specifically pre-approved by the Audit Committee or by a member of the Audit Committee to whom the authority to pre-approve the provision of services has been delegated.

Furthermore, the Audit Committee will review the external auditors’ proposed audit scope and approach as well as the performance of the external auditors. It also has direct responsibility for and sole authority to resolve any disagreements between our management and our external auditors regarding financial reporting, will regularly review with the external auditors any problems or difficulties the auditors encountered in the course of their audit work and will, at least annually, use its reasonable efforts to obtain and review a report from the external auditors addressing the following (among other items): (i) the auditors’ internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors; (iii) the independence of the external auditors; and (iv) the aggregate fees billed by our external auditors for each of the previous two fiscal years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the Record Date, unless otherwise indicated, with respect to the beneficial ownership of the Company’s common stock by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock based solely on the Company’s review of SEC filings; (ii) each director; (iii) each executive officer; and (iv) all directors and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC, which generally provide that a person is the beneficial owner of securities if such person has or shares voting or investment power with respect to the securities or has the right to acquire such powers within 60 days. Shares issuable pursuant to stock options exercisable as of the Record Date or within 60 days thereafter and RSUs and/or PSUs that are scheduled to vest within 60 days of the Record Date are deemed outstanding for computing the percentage of the respective person or group holding such options or RSUs but are not outstanding for computing the percentage of any other person or group. The percentage of beneficial ownership for the following table is based on 32,497,992 shares of common stock outstanding as of the Record Date, plus options exercisable and RSUs and/or PSUs vesting on or within 60 days of the Record Date held by any executive officer or director included in the group for which percentage ownership has been calculated. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. Unless otherwise indicated, the address for each listed stockholder is: c/o Thermon Group Holdings, Inc., 100 Thermon Drive, San Marcos, Texas 78666.

Name of Beneficial Owner	# Shares Beneficially Owned	Percentage
5% Stockholders:
T. Rowe Price Associates, Inc.(1)	4,115,783	12.7%
Wellington Management Group LLP(2)	3,868,612	11.9%
The Vanguard Group(3)	2,732,283	8.4%
Janus Henderson Group plc / Janus Henderson Small Cap Value Fund(4)	2,558,368	7.9%
Van Berkom & Associates Inc.(5)	2,419,252	7.4%
BlackRock, Inc.(6)	1,954,964	6.0%
Eagle Asset Management, Inc.(7)	1,769,814	5.4%
Dimensional Fund Advisors LP(8)	1,678,501	5.2%

Executive Officers and Directors:
Bruce A. Thames(9)	29,625	*
Jay C. Peterson(10)	39,598	*
Eric C. Reitler(11)	14,069	*
Johannes (René) van der Salm(12)	151,327	*
Linda A. Dalgetty	438	*
Marcus J. George(13)	18,543	*
Richard E. Goodrich	21,127	*
Kevin J. McGinty	15,343	*
John T. Nesser, III	17,063	*
Michael W. Press	19,127	*
Stephen A. Snider	21,127	*
Charles A. Sorrentino	48,354	*
All executive officers and directors as a group(11 persons)(14)	395,741	1.2%
*    Less than 1% of our outstanding common stock.

(1)
According to a Schedule 13G amendment filed with the SEC on February 14, 2018, T. Rowe Price Associates, Inc. reported beneficial ownership of an aggregate 4,115,783 shares, including sole voting power over 848,759 shares beneficially owned and sole dispositive power over all 4,115,783 shares beneficially owned. T. Rowe Price Associates, Inc. lists its address as 100 E. Pratt Street, Baltimore, Maryland 21202 in such filing. The Schedule 13G amendment may not reflect current holdings of our common stock.

(2)
According to a Schedule 13G amendment filed with the SEC on February 8, 2018, Wellington Management Group LLP ("Wellington") reported beneficial ownership of an aggregate 3,868,612 shares, including shared voting power with certain affiliated entities over 3,086,190 shares beneficially owned and shared dispositive power with certain affiliated entities over all 3,868,612 shares beneficially owned. Wellington lists its address as 280 Congress Street, Boston, Massachusetts 02210 in such filing. The Schedule 13G amendment may not reflect current holdings of our common stock.

(3)
According to a Schedule 13G amendment filed with the SEC on February 9, 2018, The Vanguard Group reported beneficial ownership of an aggregate 2,732,283 shares, including sole voting power over 36,390 shares beneficially owned, sole dispositive power over 2,675,957 shares beneficially owned, shared voting power with certain affiliated entities over 23,868 shares beneficially owned and shared dispositive power with certain affiliated entities over 56,326 shares beneficially owned. The Vanguard Group lists its address as 100 Vanguard Blvd, Malvern, Pennsylvania 19355 in such filing. The Schedule 13G amendment may not reflect current holdings of our common stock.

(4)
According to a Schedule 13G filed with the SEC on February 14, 2018, Janus Henderson Group plc ("Janus Henderson") reported beneficial ownership of an aggregate 2,558,368 shares, including shared voting and dispositive power with certain affiliated entities over all 2,558,368 shares beneficially owned. In the same filing, Janus Henderson Small Cap Value Fund (the "Janus Fund") reported sole voting and dispositive power of 1,902,885 shares. Janus has a direct 100% ownership stake in Perkins Investment Management LLC ("Perkins"). Due to the ownership structure, holdings for Janus Group and Janus Fund were aggregated for purposes of the filing. Perkins may be deemed to be the beneficial owner of all 2,512,037 shares as a result of its role as investment advisor. Janus and Perkins each list their address as 151 Detroit Street, Denver, Colorado 80206 in such filing. The Schedule 13G may not reflect current holdings of our common stock.

(5)
According to a Schedule 13G filed with the SEC on February 13, 2018, Van Berkom & Associates Inc. reported beneficial ownership of an aggregate 2,419,252 shares, including sole voting and dispositive power over all shares beneficially owned. Van Berkom & Associates Inc. lists its address as 1130 Sherbrooke Street West, Suite 1005, Montreal, Quebec H3A 2M8 in such filing. The Schedule 13G may not reflect current holdings of our common stock.

(6)
According to a Schedule 13G amendment filed with the SEC on January 23, 2018, BlackRock, Inc. reported beneficial ownership of an aggregate 1,954,964 shares, including sole voting power over 1,884,348 shares beneficially owned and sole dispositive power over all 1,954,964 shares beneficially owned. BlackRock, Inc. lists its address as 55 East 52nd Street, New York, New York 10055 in such filing. The Schedule 13G amendment not reflect current holdings of our common stock.

(7)
According to a Schedule 13G amendment filed with the SEC on January 9, 2018, Eagle Asset Management, Inc. reported beneficial ownership of an aggregate 1,769,814 shares, including sole voting and dispositive power over all shares beneficially owned. Eagle Asset Management, Inc. lists its address as 880 Carillon Parkway, St. Petersburg, Florida 33716 in such filing. The Schedule 13G amendment may not reflect current holdings of our common stock.

(8)
According to a Schedule 13G filed with the SEC on February 9, 2018, Dimensional Fund Advisors LP reported beneficial ownership of an aggregate 1,678,501 shares, including sole voting power over 1,581,119 shares beneficially owned and sole dispositive power over all 1,678,501 shares beneficially owned. Dimensional Fund Advisors LP lists its address as Building One, 6300 Bee Cave Road, Austin, TX in such filing. The Schedule 13G may not reflect current holdings of our common stock.

(9)	Includes 5,753 and 1,929 RSUs vesting on June 19, 2018 and July 30, 2018, respectively. Excludes 38,111 unvested RSUs and 74,304 unvested PSUs.

(10)
Includes 2,000 shares of our common stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date and 2,157 and 1,492 RSUs vesting on June 19, 2018 and July 30, 2018, respectively. Excludes 14,220 unvested RSUs and 28,988 unvested PSUs (measured at the target performance level).

(11)
Includes 1,058 shares of our common stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date and 2,157 and 1,378 RSUs vesting on June 19, 2018 and July 30, 2018, respectively. Excludes 6,472 unvested RSUs and 18,693 unvested PSUs (measured at the target performance level).

(12)
Includes 5,000 shares of our common stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date and 2,157 and 1,492 RSUs vesting on June 19, 2018 and July 30, 2018, respectively. Excludes 14,220 unvested RSUs and 28,988 unvested PSUs (measured at the target performance level).

(13)
Includes 50 shares owned by minor children sharing Mr. George’s household. Mr. George disclaims beneficial ownership of shares held by his minor children, except to the extent of a pecuniary interest therein.

(14)
Includes 8,058 shares of our common stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date and 14,919 RSUs vesting within 60 days of the Record Date. Excludes 150,973 unvested RSUs and 73,023 unvested PSUs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Such executive officers, directors and greater than ten percent stockholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of such forms furnished to the Company, filed by the Company on behalf of such persons and/or written representations from the reporting persons, the Company believes that all Section 16(a) filing requirements applicable to the Company's executive officers and directors were timely met during Fiscal 2018.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis ("CD&A") with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement prepared in connection with the 2018 Annual Meeting and the Company’s 2018 Annual Report.

Submitted by the Compensation Committee of the Board of Directors
John T. Nesser, III (Chair)(1)
Stephen A. Snider (Former Chair)
Marcus J. George(2)
Richard E. Goodrich
Kevin J. McGinty
Michael W. Press

(1)    Mr. Nesser was appointed as a member of the Compensation Committee and as its Chair on January 30, 2018.

(2)    Mr. George was reappointed to the Compensation Committee on July 1, 2017.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A provides a discussion of the background and objectives of the compensation program for our Named Executive Officers, listed in the table below. The CD&A should be read together with the compensation tables and related disclosures that follow this section.

Name	Title
Bruce A. Thames	President and Chief Executive Officer
Jay C. Peterson	Chief Financial Officer; Senior Vice President, Finance; Assistant Treasurer; Assistant Secretary
Eric C. Reitler(1)	Senior Vice President, Global Sales
Johannes (René) van der Salm	Senior Vice President, Global Operations

(1)    Mr. Reitler voluntarily submitted his resignation in Fiscal 2019, with a target effective date of August 31, 2018.

Executive Summary

We believe our business benefits from an exceptional management team that is responsible for building and maintaining our leadership position in the industrial process heating industry. We have sought to establish a competitive executive compensation program that enables us to attract, retain, incentivize and reward skillful, experienced and dedicated executives who can contribute both to our short- and long-term success. Our executive compensation program is designed to reward strong financial performance and a significant portion is tied to the achievement of measurable operational, strategic and market objectives, which we believe motivates management to maximize performance and build stockholder value.

Some of the key principles of our executive compensation program include (i) management’s interests should be closely aligned with the interests of our stockholders, (ii) compensation must be competitive with that offered by other companies that compete with us for executive talent and enable us to attract and retain highly-qualified executive leadership, (iii) differences in compensation should reflect differing levels of responsibilities, and (iv) performance-based compensation should focus on critical business objectives and align pay through performance-leveraged incentive opportunities.

Key Compensation Program Features

The Compensation Committee believes that our executive compensation program is well-balanced and does not encourage unreasonable risk-taking, as summarized by the key features below:

What We Do		What We Do Not Do
✓	Heavy emphasis on variable compensation	✗	No "single-trigger" cash severance benefits
✓	Majority of long-term incentive awards are performance-based	✗	No repricing or backdating of stock options without stockholder approval
✓	Rigorous stock ownership guidelines	✗	No cash buyout of underwater stock options without stockholder approvals
✓	Clawback provisions	✗	No hedging of Company stock
✓	Independent compensation consultant	✗	No pledging of Company stock
✓	Pay-for-performance	✗	No multi-year guarantees for salary increases
✓	Ongoing stockholder outreach	✗	No tax gross-ups on termination benefits

Fiscal 2018 Performance Summary

The macroeconomic headwinds experienced by the Company in Fiscal 2016 and Fiscal 2017 continued into the first half of Fiscal 2018 and the Company's financial performance was behind budget following the first six months of Fiscal 2018. However, during the second quarter of Fiscal 2018, the Company's backlog and order rates began to pick up and the macroeconomic headwinds appeared to ease heading into the third quarter. The Company's financial performance in the second half of the fiscal year exceeded expectations and, as certain commodity prices rebounded, general demand for our products and services rose as customers' spending on new projects and maintenance activities increased. In addition, the Company completed the THS Transaction on October 30, 2017.

A brief summary of the Company's Fiscal 2018 financial performance is as follows:

•	the Company generated revenue of $308.6 million in Fiscal 2018, representing a 16.9% increase versus $264.1 million in Fiscal 2017;

•	gross profit increased 28.5% to $143.8 million in Fiscal 2018 from $111.9 million in Fiscal 2017, while gross margins increased to 46.6% in Fiscal 2018 compared to 42.4% in Fiscal 2017;

•	backlog increased 49.2% from $106.9 million at March 31, 2017 to $159.6 million at March 31, 2018; and

•	the Company completed the THS Transaction, which contributed $41.0 million in revenue during Fiscal 2018 and expanded the Company's addressable market by approximately 50%.

Fiscal 2018 Compensation Structure

The Compensation Committee believes that the Company's Fiscal 2018 executive compensation program is balanced, with three primary compensation elements: base salary, short-term incentives and long-term incentives. The target total compensation for Fiscal 2018 and applicable percentage of target total compensation for each Named Executive Officer is detailed in the table below:

	Fiscal 2018
Named Executive Officer	Base Salary(1)	% of Total Target Comp (2)	Target Short- Term Incentive ("STI")	% of Total Target Comp (2)	Target Long- Term Incentive ("LTI")	% of Total Target Comp (2)	Target Total Compensation
Bruce A. Thames	$618,000	31%	$600,000	30%	$800,000	40%	$2,018,000
Jay C. Peterson	$318,000	37%	$231,750	27%	$300,000	35%	$849,750
Eric C. Reitler	$293,000	36%	$212,438	26%	$300,000	37%	$805,438
Johannes (René) van der Salm	$284,000	36%	$206,250	26%	$300,000	38%	$790,250
Total	$1,513,000	34%	$1,250,438	28%	$1,700,000	38%	$4,463,438

(1)    Base salary as of August 2017, which was the date the Fiscal 2018 base salary increases became effective.

(2)    Percentages may not sum to 100% due to rounding differences.

Fiscal 2018 Compensation Results

In May 2018, the Compensation Committee reviewed the Company’s Fiscal 2018 actual performance under the executive short-term incentive plan ("STIP") for Fiscal 2018 (the "2018 STIP"). The Compensation Committee determined that the Company's financial performance (i) was between the threshold and target levels for revenue, (ii) was between the target and maximum levels for Adjusted EBITDA and (iii) met the maximum level for safety. As a result, each Named Executive Officer earned approximately 140.3% of his respective target 2018 STIP opportunity. See "Elements of Our Compensation Program—Short-Term Incentives" below for additional information regarding the 2018 STIP.

In addition, zero shares were earned based on the Company's relative total shareholder return ("RTSR") performance for the PSUs awarded to our Named Executive Officers on July 30, 2015 that were scheduled to vest on March 31, 2018 (the "Fiscal 2016 PSUs"). See "Elements of Our Compensation Program—Results of Long-Term Incentives Awarded in Prior Years" below for additional information regarding the Fiscal 2016 PSUs.

The Compensation Committee believes that the compensation results described above emulate the Company's pay-for-performance philosophy. The Company achieved certain of its financial goals in Fiscal 2018 and our Named Executive Officers received a proportionate amount of their target incentive opportunities for the 2018 STIP and did not realize any payout for the Fiscal 2016 PSUs under the long-term incentive plan ("LTIP").

Consideration of Say-on-Pay Vote Results and Stockholder Feedback

The Company provides its stockholders with the opportunity to cast an annual non-binding, advisory vote on the compensation paid to its Named Executive Officers (a "Say-on-Pay" vote). At our 2017 Annual Meeting, approximately 97% of the total shares represented and entitled to a Say-on-Pay vote were cast in favor of the proposal. Accordingly, the Compensation Committee believes these results affirmed broad stockholder support of our approach to executive compensation and does not believe it is necessary to make any changes to the executive compensation program directly in response to the 2017 Say-on-Pay vote.

The Company actively engages in discussions with stockholders on an ongoing basis and values the feedback provided by its stockholders on a variety of corporate governance trends, including executive compensation. The Company did not make any significant design changes to the STIP or LTIP in Fiscal 2018. The Compensation Committee intends to continue to consider the results of future say-on-pay votes as well as stockholder feedback when making future compensation decisions for our Named Executive Officers.

Elements of Our Compensation Program

The primary elements of our executive compensation program include base salary, short-term incentive and long-term incentive components, each of which is discussed in more detail below. The Compensation Committee routinely consults with an independent compensation consultant as to the amount and structure of all compensation elements. The Compensation Committee engaged Pearl Meyer as its independent compensation consultant for Fiscal 2018.

Base Salaries

Competitive base compensation enables the Company to attract and retain key executive talent. Base salaries are intended to provide a competitive foundation and a fixed rate of pay for the work being performed by each executive officer sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our Named Executive Officers are designed to reflect each executive’s scope of responsibility and accountability with us, as well as the complexity of the applicable position. Annual cash compensation beyond base salary is at-risk and must be earned through achievement of pre-determined long- and short-term performance metrics established by the Compensation Committee. The proportion of target compensation designed to be delivered in base salary versus variable pay depends on the executive’s position and the ability of that position to influence overall Company performance. Furthermore, in setting base salaries, the Compensation Committee also considers the total compensation opportunity for each Named Executive Officer. On average, base salaries represented 34% of our Named Executive Officer's target total compensation for Fiscal 2018.

The Compensation Committee is responsible for setting the base salary of our Named Executive Officers. Base salary decisions with respect to our Named Executive Officers other than the Chief Executive Officer are approved by the Compensation Committee after considering the recommendations of the Chief Executive Officer. Base salaries are generally reviewed annually and adjusted from time to time to reflect individual responsibilities and performance, experience, inflation, peer group and market survey data, the Company's operating budget and competitiveness within the market for the individual executive's talent and services. The following table sets forth the base salaries in Fiscal 2018 as compared to the base salaries in Fiscal 2017:

Named Executive Officer	Fiscal 2018 Base Salary ($)(1)	Percent Change	Fiscal 2017 Base Salary ($)
Bruce A. Thames	618,000	3%	600,000
Jay C. Peterson	318,000	3%	309,000
Eric C. Reitler	293,000	3%	283,250
Johannes (René) van der Salm	284,000	3%	275,000

(1)
The Fiscal 2018 base salaries were effective in August 2017. The Compensation Committee reviewed and discussed the 3% salary increases with Pearl Meyer, which were consistent with the level of merit increases for the Company's employees, generally, during Fiscal 2018.

Short-Term Incentives

Historically, we have provided our Named Executive Officers and certain other employees worldwide with the opportunity to earn annual cash incentives based on overall Company performance. We believe that short-term incentives help create a "pay for performance" culture by providing an opportunity to earn competitive compensation that is linked to our annual performance, as well as hold our executives and employees accountable and reward them based on actual business results. The executives' short-term incentive compensation is variable and earned only to the extent certain pre-determined performance metrics set by the Compensation Committee are met or exceeded. We believe that the structure of the executives' short-term incentive compensation motivates them to achieve pre-determined financial and operational goals. Consistent with this culture, target short-term incentive opportunities represent a significant portion of target total compensation. On average, target short-term incentive opportunities represented 28% of our Named Executive Officer's target total compensation for Fiscal 2018.

Under the 2018 STIP, the threshold, target and maximum opportunities for each Named Executive Officer was set as a percentage of base salary, as summarized in the table below. If the Company's performance does not meet or exceed the pre-determined threshold performance level, there is zero payout with respect to the applicable performance metric.

Named Executive Officer	Base Salary (1)($)	STI Opportunity as a % of Base Salary			Fiscal 2018 STI Target Opportunity ($)
		Threshold	Target	Maximum
Bruce A. Thames	600,000	50%	100%	200%	600,000
Jay C. Peterson	309,000	37.5%	75%	150%	231,750
Eric C. Reitler	283,250	37.5%	75%	150%	212,438
Johannes (René) van der Salm	275,000	37.5%	75%	150%	206,250

(1)    The base salaries utilized for purposes of the 2018 STIP were the base salaries in effect on April 1, 2017.

In May 2017, the Compensation Committee established revenue, Adjusted EBITDA and safety as the performance metrics for the 2018 STIP to incentivize management to focus on meeting its revenue and profitability objectives in a difficult macroeconomic environment, as well as a continued emphasis on safety performance.

At the time the 2018 STIP performance metrics and requisite performance goals were established, the Compensation Committee believed that they were robust and would require a significant amount of effort by our Named Executive Officers, but that the performance goals were also reasonable and achievable. The fiscal year started out slow and the Company fell behind its target performance goals in the first fiscal quarter. However, the Company's organic performance improved significantly during the second half of the fiscal year. The Company completed the THS Transaction during Fiscal 2018; however, pursuant to the terms and conditions of the 2018 STIP established at the beginning of the fiscal year, the revenue and Adjusted EBITDA contributions of the THS Transaction during Fiscal 2018 did not count toward the 2018 STIP performance goals. Based on the Company's Fiscal 2018 performance, each of our Named Executive Officers earned approximately 140.3% of his respective target 2018 STIP opportunity, as detailed in the table below:

Named Executive Officer	Fiscal 2018 Target STI	% STI Earned	Fiscal 2018 STI Actual Payout
Bruce A. Thames	600,000	140.3%	841,608
Jay C. Peterson	231,750	140.3%	325,071
Eric C. Reitler	212,438	140.3%	297,982
Johannes (René) van der Salm	206,250	140.3%	289,303

The following table and footnotes provide additional detail on the 2018 STIP, including the pre-determined threshold, target, and maximum performance goals and the Company's actual performance in Fiscal 2018.

		Fiscal 2018 Performance Goals			Fiscal 2018 Actual Performance (1)
Performance Metric	Weight	Threshold	Target	Maximum
Revenue(2)	30%	$244.0	$271.1	$298.2	$258.2
Adjusted EBITDA(3)	60%	$41.9	$46.5	$51.2	$49.7
Safety(4)	10%	75.0	87.5	95.0	97.5

(1)	The actual performance for revenue and Adjusted EBITDA for Fiscal 2018 was measured on a constant currency basis and excluded the revenue and Adjusted EBITDA contributions from the THS Transaction.

(2)
Performance goals in millions. For purposes of the 2018 STIP, "revenue" is defined as the Company's GAAP revenue, measured on a constant currency basis and excluding revenue contributions from the THS Transaction. For Fiscal 2018, the Company's actual revenue performance fell between the threshold and target payout levels. Accordingly, each Named Executive Officer earned a payout of 76.0% of his respective target under the 2018 STIP related to the Company's Adjusted EBITDA performance, which carried a weight of 30%.

(3)
Performance goals in millions. For purposes of the 2018 STIP, "Adjusted EBITDA" is defined as the Company's GAAP net income plus: (i) net interest expense; (ii) income tax expense; (iii) depreciation and amortization expense; (iv) stock-based compensation expense; (v) income (loss) attributable to non-controlling interests; (vi) THS Transaction expenses; and (vii) THS Transaction related foreign exchange losses; measured on a constant currency basis and excluding Adjusted EBITDA contributions from the THS Transaction. For Fiscal 2018, the Company's actual Adjusted EBITDA performance fell between the target and maximum payout levels. Accordingly, each Named Executive Officer earned a payout of 162.5% of his respective target under the 2018 STIP related to the Company's Adjusted EBITDA performance, which carried a weight of 60%.

(4)
For purposes of the 2018 STIP, "safety" represents the attainment of specified safety metrics. The Company maintains a database to effectively track workplace incidents, near-misses and potential hazards. Since Fiscal 2017, the safety metric has been structured such that the Company earns points towards a composite score in four different categories: (i) total recordable incident rate ("TRIR"), weighted 20%; (ii) lost time incident rate ("LTIR"), weighted 20%; (iii) near-miss / hazard identification reports, weighted 20%; and (iv) effective case management (consisting of timeliness of incident report by employee, timeliness of entry of applicable detail into the database, completion of root cause incident report and the existence of prior similar incidents), weighted 40%.

The composite score goals were set at the same level as Fiscal 2017 because the Company believes its safety performance is best in class and wants to incentivize its employees to continue to maintain an excellent safety record. The TRIR and LTIR metrics are designed to measure the frequency and severity of incidents and to reward the achievement of excellent safety results. The TRIR and LTIR targets were set at levels that required the Company and its employees to achieve safety results that are significantly superior to industry averages for both construction and manufacturing companies. The near-miss and hazard identification metric creates a proactive focus on prevention by encouraging all employees to report near-misses and potentially unsafe working conditions. For Fiscal 2018, the Company increased the number of reports required to earn the target points for this component by approximately 73%. The case management metric measures the Company's ability to react to incidents when they occur and is designed to ensure that employees timely report the occurrence of workplace incidents and that appropriate steps are taken to prevent the recurrence of a similar event in the future. For Fiscal 2018, the Company's actual safety performance exceeded the maximum payout level. Accordingly, each Named Executive Officer earned a payout of 200% of his respective target under the 2018 STIP related to the Company's safety performance, which carried a weight of 10%.

Long-Term Incentives

The Amended and Restated Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan is designed to: (i) provide our officers, employees, non-executive directors and consultants with added incentives to remain employed by or perform services for us; (ii) align the long-term financial interests of our employees with those of our stockholders; (iii) build an ownership mentality among our Named Executive Officers and key employees; and (iv) motivate our Named Executive Officers to achieve pre-determined financial and operational goals. In Fiscal 2018, our Named Executive Officers received a mix of time-based and performance-based long-term incentive awards. On average, target long-term incentive opportunities represented 38% of our Named Executive Officer's target total compensation for Fiscal 2018.

Based on the advice of Pearl Meyer and the Company's Fiscal 2018 operating budget, effective June 19, 2017 (the "Grant Date"), the Compensation Committee approved equity awards to each of our Named Executive Officers in the form of RSUs and PSUs, as detailed in the table below. The Compensation Committee continues to believe that a mixture of time-based RSUs and PSUs best achieves the compensation objectives discussed above. For Fiscal 2018, the Compensation Committee utilized two separate performance metrics for the PSU awards: cumulative Adjusted EBITDA and RTSR. 60% of the aggregate grant date fair value of equity awards was tied to performance-based vesting conditions during Fiscal 2018.

Named Executive Officer	Grant Date	Aggregate Grant Date Fair Value ("GDFV") ($)(2)	Time-Based RSUs (#)(3)	Adj. EBITDA PSUs (Target Shares) (#)(4)	RTSR PSUs (Target Shares) (#)(5)
			(40% of Total GDFV)	(40% of Total GDFV)	(20% of Total GDFV)
Bruce A. Thames(1)	6/19/2017	800,000	17,259	17,259	7,266
Jay C. Peterson	6/19/2017	300,000	6,472	6,472	2,724
Eric C. Reitler	6/19/2017	300,000	6,472	6,472	2,724
Johannes (René) van der Salm	6/19/2017	300,000	6,472	6,472	2,724

(1)
In Fiscal 2018, after consulting with Pearl Meyer, the Compensation Committee determined that the aggregate GDFV of $600,000 for the Fiscal 2017 equity awards made to Mr. Thames was below the median of awards made to other chief executive officers in the Compensation Peer Group and market survey data provided by Pearl Meyer. In addition, the Compensation Committee evaluated Mr. Thames' progress toward achieving his stock ownership guideline and determined that he was unlikely to achieve his guideline within the requisite five-year period, primarily due the historical aggregate GDFV of Mr. Thames' equity awards being equal to 1.0x his base salary.

Annual equity awards at 1.0x base salary made it almost mathematically impossible for Mr. Thames to achieve his requisite guideline of 5.0x base salary after taking into account shares forfeited to pay tax withholding obligations on vesting. In addition, our Named Executive Officers expected to earn zero shares in connection with certain PSUs awarded in Fiscal 2015 and Fiscal 2016. In hindsight, the Compensation Committee determined that the Fiscal 2015 and Fiscal 2016 PSUs had extremely difficult performance goals given the general industrials nature of the peer group index utilized compared to companies similar to us with more exposure to energy end-markets and the related economic headwinds and macroeconomic environment in which we have operated over the last several years. The Fiscal 2015 and Fiscal 2016 PSUs carried a weight of 67% of the aggregate GDFV of annual equity awards made to our Named Executive Officers in Fiscal 2015 and Fiscal 2016, of which our Named Executive Officers earned zero shares in accordance with the terms and conditions included in the applicable PSU award agreements. After discussing with Pearl Meyer, the Compensation Committee increased the aggregate GDFV of Mr. Thames' equity awards to $800,000 for Fiscal 2018, or approximately 1.3x his base salary. The Compensation Committee noted that this level of long-term incentive award remained below comparable market data for long-term incentive awards for chief executive officers in the Compensation Peer Group and noted that it would review the aggregate GDFV for Mr. Thames' equity awards again in Fiscal 2019 following a review of the Company's Fiscal 2018 financial performance.

(2)
The Compensation Committee approved Fiscal 2018 equity awards with an aggregate GDFV as set forth in this column for purposes of determining the number of shares subject to each award, with 40% in the form of time-based RSUs, 40% in the form of PSUs with cumulative Adjusted EBITDA as the performance-based vesting condition ("Adjusted EBITDA PSUs") and 20% in the form of PSUs with RTSR as the market-based vesting condition ("RTSR PSUs").

(3)
The number of time-based RSUs subject to each RSU award was calculated as 40% of the aggregate GDFV divided by $18.54, which was the market closing price per share of the Company's common stock as reported on the NYSE on the Grant Date. The RSUs awarded to our Named Executive Officers will vest in three equal annual installments, beginning on the first anniversary of the Grant Date, subject to our Named Executive Officer's continued employment.

(4)
The target shares subject to each Adjusted EBITDA PSU award was calculated as 40% of the aggregate GDFV divided by $18.54, which was the market closing price per share of the Company's common stock as reported on the NYSE on the Grant Date. The actual stock-based compensation expense that the Company recognizes may vary depending on the Company's actual performance. For additional details, please see Note 1 to the Fiscal 2018 Summary Compensation Table and Note 14 to the consolidated financial statements included in our 2018 Annual Report. The awards are subject to a single three-year performance period ending on March 31, 2020.

(5)
The target shares subject to each RTSR PSU award was calculated as 20% of the aggregate GDFV divided by $22.02, which was the value per share based on the probable outcome of the market-based performance condition and the application of a Monte Carlo simulation model. For additional details, please see Note 1 to the Fiscal 2018 Summary Compensation Table and Note 14 to the consolidated financial statements included in our 2018 Annual Report. The awards are subject to a single three-year performance period ending on March 31, 2020.

Cumulative Adjusted EBITDA PSUs

PSUs with cumulative Adjusted EBITDA as a performance metric comprised 40% of the aggregate target GDFV of our Named Executive Officer's equity awards during Fiscal 2018 ("Fiscal 2018 Adjusted EBITDA PSUs"). Adjusted EBITDA was used in both the short-term and long-term incentive programs in recognition that this measure is viewed as a core driver of the Company’s performance and stockholder value creation. The Compensation Committee believes that the use of Adjusted EBITDA provides a strong incentive for sustained results over the long-term. In designing the compensation of our Named Executive Officers, the Compensation Committee supplemented Adjusted EBITDA with additional performance measures in order to strike an appropriate balance with respect to incentivizing top-line growth, profitability, non-financial business imperatives and stockholder returns over both the short-term and long-term horizons. In addition, the Adjusted EBITDA goal in the long-term incentive plan is a cumulative metric designed to drive Adjusted EBITDA results over the three-year performance period beginning April 1, 2017 and ending March 31, 2020, as described further below; whereas the Adjusted EBITDA goal in the short-term incentive program is a one-year goal tied to the Company's operating budget.

For purposes of the Fiscal 2018 Adjusted EBITDA PSUs, "Adjusted EBITDA" is defined as the Company's net income, calculated in accordance with generally accepted accounting principles, plus: (i) net interest expense; (ii) income tax expense; (iii) depreciation and amortization expense; (iv) stock-based compensation expense; (v) income (loss) attributable to non-controlling interests; (vi) equity and/or debt related transaction fees and expenses; (vii) certain merger or acquisition related fees and expenses; (viii) certain restructuring, severance or other similar expenses; (ix) goodwill impairment charges; and (x) certain executive and/or non-executive director succession planning expenses.

Cumulative Adjusted EBITDA is calculated as the sum of Company's Adjusted EBITDA performance for each of Fiscal 2018, Fiscal 2019 and Fiscal 2020, with the performance levels and corresponding payouts as set forth in the table below. The original cumulative Adjusted EBITDA performance goals were established by the Compensation Committee in May 2017, based on the Company's Fiscal 2018 operating budget and long-term forecast and goals at the time. Pursuant to the original terms and conditions of the PSU award agreements, the Compensation Committee retained discretion to increase the threshold, target and maximum performance goals to include the Adjusted EBITDA contributions from merger and acquisition related transactions that close during the performance period, based on the business case for the acquisition rationale approved by the Board during the due-diligence process, pro-rated for the time period such merger or acquisition is included in the Company group during the performance period. In May 2018, the Compensation Committee reviewed the business case for the THS Transaction (which was originally approved by the Board in connection with the acquisition in October 2017) and increased the requisite performance goals accordingly. At the time these performance goals were established, the Compensation Committee believed that they were robust and would require a significant amount of effort by our Named Executive Officers, but that the performance goals were also reasonable and achievable. For Fiscal 2018, the Company generated $64.8 million in Adjusted EBITDA, which includes the Adjusted EBITDA contribution from the THS Transaction pursuant to the PSU award agreements.

Performance Level	Payout(1)

Threshold	50% of target shares
Target	100% of target shares
Maximum	200% of target shares

(1)
The applicable payout, if any, will be interpolated on a straight-line basis if the Company's cumulative Adjusted EBITDA performance falls between the threshold and target or target and maximum performance levels. Zero shares will be paid out for performance below the threshold level.

RTSR PSUs

The Compensation Committee selected RTSR as a performance metric because it strives to reward long-term, sustainable growth and stockholder value creation. The Compensation Committee believes that total shareholder return ("TSR") reflects the extent to which stockholders and the market consider that the Company's strategy is appropriate and is being implemented and articulated by our Named Executive Officers. However, the Compensation Committee also recognizes that TSR lacks executive line of sight due to many factors being out of the executive's control, including various macroeconomic and political conditions and the performance of the other companies in the applicable peer group. Therefore, the Compensation Committee weighted the RTSR PSUs at 20% of the aggregate target GDFV of our Named Executive Officer's equity awards for Fiscal 2018.

For the Fiscal 2018 RTSR PSUs, the performance metric was established as the Company's TSR relative to the S&P Small Cap 600 Capped Energy Index (the "RTSR Peer Group") during the performance period beginning on June 19, 2017 and ending on March 31, 2020. This index was selected because of the relative size of the businesses, applicable industries served, types of products or services provided, international nature of the businesses and the correlation to the Company's stock price movements. In particular, the Compensation Committee believes that this index more accurately reflects the end-market exposures and cyclicality facing the Company's business than the general industrials index utilized for purposes of the Fiscal 2015 and Fiscal 2016 PSUs.

For purposes of the RTSR PSUs, the "Closing Price" will be determined using the market closing price per share of stock as reported on the NYSE, adjusted for stock splits, cash dividends, rights offerings and spin-offs. The TSR for the Company and each entity included in the RTSR Peer Group will be calculated by using the 20 consecutive trading day average Closing Price prior to the first date of the performance period versus the 20 trading day average Closing Price ending on the last day of the performance period. In the event of the bankruptcy of a company included in the RTSR Peer Group during the performance period, such company will remain in the RTSR Peer Group with a TSR of negative 100%.

The TSR of each company included in the RTSR Peer Group will be calculated and ranked from highest to lowest (the "Ranked RTSR Peer Group"). The Company's TSR for the performance period will then be compared to the Ranked RTSR Peer Group and the number of shares actually earned in settlement of the award will be calculated in accordance with the following table:

Level	Payout(1)	RTSR Rank
Zero Payout	0% of Target Shares	Below 50th Percentile
Target	100% of Target Shares	50th Percentile
Maximum	200% of Target Shares	100th Percentile

(1)
Actual performance is pro-rated in between the target and maximum performance levels. If the Company's TSR during the performance period is below the target performance level, the participant will not earn any shares with respect to the Fiscal 2018 RTSR PSUs. If the Company's TSR during the performance period is negative, the payout will not exceed the target level (100%).

Results of Long-Term Incentives Awarded in Prior Years

On May 16, 2018, the Compensation Committee reviewed the Company's TSR performance and the TSR performance of each of the entities in the peer group for the performance period ended March 31, 2018 for the Fiscal 2016 PSUs. The Company's actual TSR performance over the three-year performance period for the Fiscal 2016 PSUs was -6.5%, or the 14th percentile on a relative basis. For purposes of the Fiscal 2016 PSUs, the Company's performance was measured against the companies included in the S&P Small Cap 600—Industrials Sector Index on the grant date. The Company's actual performance was below the 50th percentile required for payout pursuant to the Fiscal 2016 PSU award agreements; therefore, the Company did not issue any shares in settlement of the Fiscal 2016 PSUs. In hindsight, the Compensation Committee determined that the Fiscal 2016 PSUs had an extremely difficult performance goal given the general industrials nature of the peer group index utilized compared to companies similar to us with more exposure to energy end-markets and the related economic headwinds and macroeconomic environment in which we have operated over the last several years. The Fiscal 2016 PSUs carried a weight of 67% of the aggregate GDFV of annual equity awards made to our Named Executive Officers in Fiscal 2016, of which our Named Executive Officers earned zero shares in accordance with the terms and conditions included in the applicable PSU award agreements, as summarized in the table below.

Named Executive Officer	Grant Date	Performance Period	Target Shares	Company's TSR	Percentile Rank	Shares Earned Based on RTSR Rank	Payout (as a % of Target Shares)
Bruce A. Thames	7/30/2015	July 30, 2015 - March 31, 2018	11,676	(6.5)%	(73 out of 85) 14th percentile	—	—%
Jay C. Peterson	7/30/2015	July 30, 2015 - March 31, 2018	9,035	(6.5)%	(73 out of 85) 14th percentile	—	—%
Eric C. Reitler	7/30/2015	July 30, 2015 - March 31, 2018	8,340	(6.5)%	(73 out of 85) 14th percentile	—	—%
Johannes (René) van der Salm	7/30/2015	July 30, 2015 - March 31, 2018	9,035	(6.5)%	(73 out of 85) 14th percentile	—	—%

Employee Benefits and Perquisites

We offer a limited amount of annual perquisites and other personal benefits to our Named Executive Officers. The Compensation Committee believes that these perquisites and benefits are reasonable and consistent with prevailing market practices and the Company’s overall compensation program. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our Named Executive Officers. Each Named Executive Officer is eligible to participate in our employee benefit plans (including 401(k) retirement savings and medical, dental and life insurance benefits) on the same basis as our other full-time eligible employees located in the United States.

In addition, the Company adopted the NQDCP in June 2016 under which designated eligible participants may elect to defer base salary, short-term incentive payments and other cash or equity-based compensation. Eligible participants include our Named Executive Officers and certain other employees of the Company and its participating subsidiary and affiliate companies that meet certain requirements. The primary purpose for the adoption of the NQDCP was to provide eligible employees with a mechanism with the option to defer additional compensation for tax planning purposes. See the section entitled "Fiscal 2018 Nonqualified Deferred Compensation" below for additional information on the NQDCP.

Fiscal 2019 Compensation

The Compensation Committee did not make any significant changes to the design of the STIP or the LTIP for Fiscal 2019. However, the Compensation Committee did evaluate the structure of the RTSR PSUs, which did not previously have a threshold level. In order to further align the structure of the RTSR PSUs with competitive market practices for Fiscal 2019, the Compensation Committee introduced a threshold payout level of 50% of the target shares to a corresponding RTSR rank at the 40th percentile and increased the required performance for payout at the target level (100% of the target shares) to a corresponding RTSR rank at the 60th percentile from the 50th percentile in Fiscal 2018.

In addition, in the Compensation Committee again evaluated Mr. Thames' progress toward achieving his stock ownership guideline and determined that, even following the aggregate GDFV increase to $800,000 in Fiscal 2018, Mr. Thames was unlikely to achieve his guideline within the requisite five-year period. After consulting with Pearl Meyer and considering the Company's improved financial performance in Fiscal 2018, the Compensation Committee increased the aggregate GDFV of Mr. Thames' Fiscal 2019 annual equity awards to $1,000,000, or approximately 1.6x his base salary, bringing his long-term incentive compensation closer to the median of the Compensation Peer Group and competitive market practices.

In addition, on May 16, 2018, the Compensation Committee reviewed the impact of the THS Transaction on the Company's executive compensation program. The Compensation Committee noted that the THS Transaction would be a critical component of the Company's long-term success and wanted to provide our Named Executive Officers with a direct incentive to focus on the successful integration of the largest acquisition in the Company's history. Therefore, on May 16, 2018, the Compensation Committee made special, one-time equity awards with an aggregate target GDFV of $250,000, $125,000 and $125,000 to each of Messrs. Thames, Peterson and van der Salm, respectively. Half of the aggregate GDFV was in the form of RSUs, cliff vesting on March 31, 2020. The remaining 50% of the aggregate GDFV was in the form of PSUs with the performance goal measured by the Adjusted EBITDA contributions of the THS Transaction for the period beginning at the close of the THS Transaction and ending on March 31, 2020. The threshold, target and maximum Adjusted EBITDA goals were based on the business case for the acquisition rationale approved by the Board during the due-diligence process.

Executive Compensation Process

Role of the Compensation Committee and the Chief Executive Officer

The Compensation Committee, consisting entirely of independent directors, approves all compensation for our Named Executive Officers. Each year, the Compensation Committee conducts an evaluation of the Company's executive compensation practices to determine if any changes may be appropriate. During this process, the Compensation Committee may consult with Pearl Meyer and management; however, the Compensation Committee uses its own judgment in making final decisions regarding the compensation paid to our Named Executive Officers.

The Compensation Committee also conducts an annual performance evaluation of the Chief Executive Officer to determine if any changes in his compensation may be appropriate after considering factors such as the Company’s performance and stockholder return, the compensation received by chief executive officers at comparable companies, current market trends and best practices as well as historical compensation levels.

At the Compensation Committee’s request, the Chief Executive Officer conducts a performance evaluation of each of the other Named Executive Officers and reviews the results with the Compensation Committee to assist it in determining whether changes in their compensation may be appropriate. The Compensation Committee gives considerable weight to the Chief Executive Officer’s evaluation of the other Named Executive Officers because of his direct knowledge of each executive officer’s performance and contributions. While Mr. Thames provides input with respect to the other Named Executive Officers, Mr. Thames did not participate in the Compensation Committee's deliberations or decisions with regard to his own compensation.

Role of Outside Advisors

The Compensation Committee selects and retains the services of its own independent compensation consultant on an annual basis. The Compensation Committee engaged Pearl Meyer to assist in evaluating Fiscal 2018 executive compensation decisions. As an independent compensation advisor, Pearl Meyer provides an additional objective perspective as to the reasonableness of our executive compensation program and practices and its effectiveness in supporting our business and compensation objectives. During Fiscal 2018, Pearl Meyer participated in Compensation Committee meetings and advised the Compensation Committee with respect to compensation trends and market practices, incentive plan design and competitive pay levels. In addition, Pearl Meyer also consulted with the N&CG Committee regarding non-executive director compensation. While Pearl Meyer consulted with management in performing work requested by the Compensation Committee, it did not perform any separate services for management.

As part of its annual review process, the Compensation Committee considered the independence of Pearl Meyer in light of the SEC rules and NYSE listing standards. The Compensation Committee requested and received a letter from Pearl Meyer addressing the independence of Pearl Meyer as well as the senior advisor involved in the engagement, including the following factors: (i) other services provided to us by Pearl Meyer; (ii) fees paid by us as a percentage of Pearl Meyer's total revenue; (iii) policies or procedures maintained by Pearl Meyer that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the senior advisor and a member of the Compensation Committee; (v) any Company stock owned by the senior advisor; and (vi) any business or personal relationships between our executive officers and the senior advisor. The Compensation Committee discussed these considerations and concluded that the work performed by Pearl Meyer and Pearl Meyer's senior advisor involved in the engagement did not raise any conflict of interest, and that Pearl Meyer provides objective and competent advice. The following protocols are designed to help maintain objectivity:

•	The advisor reports directly to the Compensation Committee or, in the case of matters relating to non-executive director compensation, to the N&CG Committee;

•	Only the Compensation Committee or the N&CG Committee has the authority to retain or terminate the advisor with respect to services provided to the relevant committee; and

•	The advisor meets as needed with the Compensation Committee, without the presence of management.

Peer Companies

Establishing a peer group to use to evaluate compensation decisions is difficult because we operate in a specialized industry in which there are few direct peers. In determining the peer group, the Compensation Committee selected publicly traded companies in the same or similar industries that, in its view, compete with the Company for talent and have revenue, assets, market capitalization and enterprise value that are generally comparable to the Company (the "Compensation Peer Group"). The Compensation Peer Group used in Fiscal 2018 was unchanged from Fiscal 2017.

Compensation Peer Group
AAON, Inc.	Aspen Aerogels, Inc.	Dynamic Materials Corp.	Hurco Companies Inc.
Advanced Energy Industries, Inc.	Badger Meter Inc.	ESCO Technologies	Lydall, Inc.
Allied Motion Technologies Inc.	Brooks Automation, Inc.	Flotek Industries Inc.	MFRI, Inc.
Ampco-Pittsburgh Corporation	Cohu, Inc.	Gorman-Rupp Co	Powell Industries, Inc.

Market Comparison

The Compensation Committee requested Pearl Meyer to provide a full benchmarking analysis with respect to each Named Executive Officer position in May 2017. Market pay practices were based on Compensation Peer Group proxy data and published survey data from proprietary general industry executive compensation databases, each when available for the relevant position being benchmarked. When both peer group proxy data and industry survey data were available for the relevant position being benchmarked, Pearl Meyer assigned a weighting of 70% to the peer group data and 30% to the survey data. Additionally, Pearl Meyer provided ongoing qualitative feedback to the Compensation Committee regarding the competitiveness and reasonableness of all elements of the executive compensation program on a regular basis during Fiscal 2018.

The Compensation Committee continues to believe that compensation decisions are complex and the factors that influence the amount of compensation should include the nature and responsibility of the position, market competition for the position, an individual’s experience and past performance and specialized skills, abilities and contributions, tenure with the Company, time and experience in the position and associated institutional knowledge, long-term potential with the Company, Company performance (including past and future performance objectives) as well as peer compensation levels and compensation received from prior employers. Therefore, the compensation of certain Named Executive Officers may continue to be compensated at a level above or below the market median.

Stock Ownership Guidelines (Executive Officers)

Our Board has adopted stock ownership guidelines for all of our Named Executive Officers and delegated oversight of the guidelines to the Compensation Committee. The ownership threshold for the Chief Executive Officer is five times annual base salary. The ownership threshold for all other Named Executive Officers is two times annual base salary. Each Named Executive Officer is required to meet such minimum guidelines within five years after appointment to a covered position.

As of the Record Date, (i) Messrs. Peterson and van der Salm each met his requisite stock ownership guideline and (ii) neither of Messrs. Reitler or Thames had met his requisite stock ownership guideline. Each of Messrs. Reitler and Thames is within the initial five-year period from the date of his respective appointment and making progress toward the requisite stock ownership guideline.

In measuring stock ownership, the Compensation Committee will consider all shares beneficially owned as well as vested but unexercised stock options. For vested but unexercised stock options, the value counting toward the individual's threshold will be determined based on the excess of the market value of the stock over the exercise price of the stock option. Unvested equity awards are not considered in calculating each individual's stock ownership for purposes of the stock ownership guidelines.

Each individual subject to the stock ownership guidelines must meet or exceed his or her requisite threshold immediately prior to any disposition of shares or share equivalents obtained through an equity grant (other than shares used to pay applicable withholding taxes or the exercise price of stock options). The 100% retention requirement applies during any time period during which the individual’s stock ownership threshold has not been achieved, including during the initial five-year period. If a Named Executive Officer does not meet the requisite threshold or demonstrate sustained progress toward meeting the threshold, the Compensation Committee has discretion to reduce future long-term incentive grants or pay future cash compensation in the form of equity. For information on the stock ownership guidelines for the Company's non-executive directors, see the section entitled "Director Compensation—Stock Ownership Guidelines (Non-Executive Directors)."

Certain Transactions in Company Securities

Our Insider Trading Policy prohibits our non-executive directors, officers and employees from engaging in various hedging activities with Company securities, including short sales and any transaction involving a publicly traded option, such as a put, call or other derivative security. Further, the policy prohibits holding Company securities in a margin account or pledging Company securities as collateral for a loan.

FISCAL 2018 SUMMARY COMPENSATION TABLE

The following table summarizes the compensation we paid to each Named Executive Officer for Fiscal 2018, Fiscal 2017 and Fiscal 2016. In Fiscal 2018, our Named Executive Officers were our Chief Executive Officer, Chief Financial Officer and our two other most highly compensated executives serving as Named Executive Officers as of March 31, 2018.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)	Total ($)
Bruce A. Thames	2018	611,076	—	799,961	—	841,608	—	9,480	2,262,125
President and Chief Executive Officer	2017	600,000	—	599,989	—	215,446	—	42,118	1,457,553
(principal executive officer)	2016	379,615	437,000	839,987	—	—	—	79,952	1,736,554

Jay C. Peterson	2018	314,539	—	299,964	—	325,071	—	9,480	949,054
Chief Financial Officer	2017	305,885	—	299,985	—	80,792	—	9,030	695,692
(principal financial officer)	2016	279,938	—	324,978	—	—	—	9,030	613,946

Eric C. Reitler(4)	2018	289,250	—	299,964	—	297,982	—	9,480	896,676
Senior Vice President, Global Sales	2017	280,394	—	299,985	—	74,059	—	9,030	663,468
	2016	274,058	—	299,987	—	—	—	1,080	575,125

Johannes (René) van der Salm	2018	280,538	—	299,964	—	289,303	—	9,139	878,944
Senior Vice President, Global Operations	2017	262,885	—	299,985	—	64,634	—	8,737	636,241
	2016	229,298	—	324,978	—	—	—	8,989	563,265

(1)
The amounts reported in this column for Fiscal 2018 represent the aggregate grant date fair value of the RSUs and PSUs computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("FASB ASC Topic 718"). The Fiscal 2018 stock awards were structured in three parts: (i) time-based RSUs; (ii) PSUs with RTSR as the market-based vesting condition; and (iii) PSUs with Adjusted EBITDA as the performance-based vesting condition.

(a)	The estimated fair value of the RSUs was $18.54 per share, which was the market closing price of our common stock as reported by the NYSE on the June 19, 2017 grant date.

(b)
The estimated fair value of the RTSR PSUs was $22.02 per share, which was calculated based on the probable outcome of the market-based performance condition and the application of a Monte Carlo simulation model. The PSUs will vest if the TSR performance of the Company's common stock meets or exceeds the predetermined target or maximum performance levels as compared to the RTSR Peer Group over the three-year performance period. The grant date fair value of the PSUs does not correspond to the actual value that may be recognized by each Named Executive Officer with respect to these awards, which may be higher or lower based on a number of factors, including the Company's performance, the performance of the RTSR Peer Group and stock price fluctuations. Under FASB ASC Topic 718, the vesting condition related to these PSUs is a market condition and not a performance condition and the stock-based compensation expense that the Company expects to realize is fixed. Accordingly, there is not a grant date fair value below or in excess of the amounts reflected in the table above that could be calculated and disclosed based on achievement of market conditions. For a discussion of the assumptions and methodologies used to value the awards, please see "Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Incentives" above and the discussion of equity awards contained in Note 14 to the consolidated financial statements included in our 2018 Annual Report.

(c)
The estimated fair value of the Adjusted EBITDA PSUs was $18.54 per share, which was the market closing price of our common stock as reported by the NYSE on the June 19, 2017 grant date and calculated based on the probable satisfaction of the performance-based vesting condition as of the grant date. Assuming the highest level of performance is achieved for the Adjusted EBITDA PSUs, the maximum grant date fair value would be $640,000 for Mr. Thames and $240,000 for each of Messrs. Peterson, Reitler and van der Salm. For a discussion of the assumptions and methodologies used to value the awards, please see "Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Incentives" above and the discussion of equity awards contained in Note 14 to the consolidated financial statements included in our 2018 Annual Report.

(2)
The amounts reported in this column for Fiscal 2018 performance represent annual cash compensation earned under the 2018 STIP based on Fiscal 2018 performance and were paid in June 2018. Please see "Compensation Discussion and Analysis—Elements of Our Compensation Program—Short-Term Incentives" for further information.

(3)	Amounts reported in this column for Fiscal 2018 are described in more detail in the following table:

Name	Company Contribution to 401(k) ($)	Group Life Insurance ($)	Company Contribution to Health Savings Account ($)	All Other Compensation Total ($)
Bruce A. Thames	8,100	1,080	300	9,480
Jay C. Peterson	8,100	1,080	300	9,480
Eric C. Reitler	8,100	1,080	300	9,480
Johannes (René) van der Salm	8,100	1,039	0	9,139

(4)	Mr. Reitler voluntarily submitted his resignation in Fiscal 2019, with the target effective date for his resignation of August 31, 2018.

FISCAL 2018 GRANTS OF PLAN-BASED AWARDS

The following table summarizes awards made to our Named Executive Officers in Fiscal 2018.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units(#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Bruce A. Thames	—	300,000	600,000	1,200,000	—	—	—	—	—
	6/19/2017	—	—	—	8,630	17,259	34,518	—	319,982
	6/19/2017	—	—	—	7,266	7,266	14,532	—	159,997
	6/19/2017	—	—	—	—	—	—	17,259	319,982

Jay C. Peterson	—	115,875	231,750	463,500	—	—	—	—	—
	6/19/2017	—	—	—	3,236	6,472	12,944	—	119,991
	6/19/2017	—	—	—	2,724	2,724	5,448	—	59,982
	6/19/2017	—	—	—	—	—	—	6,472	119,991

Eric C. Reitler	—	106,219	212,438	424,875	—	—	—	—	—
	6/19/2017	—	—	—	3,236	6,472	12,944	—	119,991
	6/19/2017	—	—	—	2,724	2,724	5,448	—	59,982
	6/19/2017	—	—	—	—	—	—	6,472	119,991

Johannes (René) van der Salm	—	103,125	206,250	412,500	—	—	—	—	—
	6/19/2017	—	—	—	3,236	6,472	12,944	—	119,991
	6/19/2017	—	—	—	2,724	2,724	5,448	—	59,982
	6/19/2017	—	—	—	—	—	—	6,472	119,991

(1)
The amounts reported in this column represent the threshold, target and maximum incentive opportunities for the 2018 STIP. As noted in the CD&A, based on Fiscal 2018 performance, each Named Executive Officer received approximately 140.3% of his respective target opportunity under the 2018 STIP. See "Compensation Discussion and Analysis—Elements of Our Compensation Program—Short-Term Incentives" for further information.

(2)
The number of shares reported in this column represent the PSUs (a) subject to an Adjusted EBITDA performance-based vesting condition and (b) subject to a RTSR market-based vesting condition granted to each Named Executive Officer under the LTIP on June 19, 2017. These PSUs are scheduled to vest on March 31, 2020, subject to the achievement of the underlying performance conditions and the Named Executive Officer's continued employment through the end of the performance period. See "Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Incentives" for additional information.

(3)
The number of shares reported in this column represent the RSUs granted to each Named Executive Officer under the LTIP on June 19, 2017. The RSUs will vest in three equal annual installments, beginning on the first anniversary of the grant date, subject to the Named Executive Officer's continued employment through the applicable vesting date. See "Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Incentives" for additional information.

(4)
For a discussion of the assumptions and methodologies used to calculate the grant date fair values presented in this column, please see Note 1 to the Summary Compensation Table above and Note 14 to the consolidated financial statements included in our 2018 Annual Report.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Description of Employment Agreements

Mr. Thames

In connection with his promotion to President and Chief Executive Officer, Mr. Thames entered into an employment agreement with the Company on May 9, 2016, the material terms of which are as follows: (i) a two-year term beginning on April 1, 2016 and ending on March 31, 2018, automatically renewing for subsequent one-year renewal terms unless sooner terminated by the Company or Mr. Thames in accordance with the agreement; (ii) a base salary not to be reduced below $600,000; (iii) Mr. Thames is eligible to receive an annual performance-based bonus with a target equal to 100% of his then-current base salary if certain annual performance-based targets are met; (iv) Mr. Thames is eligible to receive annual equity awards pursuant to the Company's long-term incentive program, with an aggregate target grant date fair value greater than or equal to 100% of his then-current base salary; (v) certain restrictive covenants, including prohibiting Mr. Thames from competing with us during his employment and for a specified period thereafter; and (vi) certain termination and change of control benefits, as described in the "Potential Payments Upon Termination or Change in Control" section below. The Company did not make any changes to the employment agreement with Mr. Thames for Fiscal 2018.

Messrs. Peterson and van der Salm

The Company entered into employment agreements with Messrs. Peterson and van der Salm on May 1, 2014. The material terms of each employment agreement are as follows: (i) an initial term beginning May 1, 2014 and ending March 31, 2015, automatically renewing for subsequent one-year renewal terms unless the executive or the Company provides notice of non-renewal of the agreement at least thirty days prior to the expiration of the initial term or any subsequent renewal term; (ii) an initial base salary not to be reduced below $257,500 and $215,000 for Messrs. Peterson and van der Salm, respectively; (iii) each is eligible to receive an annual performance-based bonus if certain annual performance-based targets are met; (iv) each employment agreement contains certain restrictive covenants, including prohibiting him from competing with us during his employment and for a period of one year thereafter; and (v) certain termination and change of control benefits, as described in the "Potential Payments Upon Termination or Change in Control" section below. The Company did not make any changes to the employment agreements with Mr. Peterson or Mr. van der Salm for Fiscal 2018.

Mr. Reitler

During Fiscal 2018, Mr. Reitler was not subject to an employment agreement and was employed "at will" by the Company. As noted above, on June 7, 2018, Mr. Reitler voluntarily submitted his resignation with a target effective date for his resignation of August 31, 2018. If requested by the Company, Mr. Reitler has agreed to make himself available on a consulting and/or advisory basis to assist in the transition of his responsibilities for a period of time following the effective date of his resignation (the "Transition Period"). If the Company and Mr. Reitler agree to these transition services, the terms and conditions, including compensation, of the Transition Period services will be mutually agreed upon by Mr. Reitler and the Company.

OUTSTANDING EQUITY AWARDS AT FISCAL 2018 YEAR-END

The following table provides information regarding the outstanding equity awards held by each Named Executive Officer as of March 31, 2018.

Named Executive Officer	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Bruce A. Thames	—	—	—	—	27,814	623,312	37,051	830,313

Jay C. Peterson	2,000	—	12.00	5/4/2021	12,277	275,128	15,458	346,414

Eric C. Reitler	500	—	12.00	5/4/2021	12,163	272,573	15,458	346,414
	558	—	21.52	8/2/2022	—	—	—	—

Johannes (René) van der Salm	5,000	—	12.00	5/4/2021	12,277	275,128	15,458	346,414

(1)
Represents (i) 1,929, 1,492, 1,378 and 1,492 unvested RSUs granted on July 30, 2015 vesting on July 30, 2018 to each of Messrs. Thames, Peterson, Reitler and van der Salm, respectively, (ii) 8,626, 4,313, 4,313 and 4,313 unvested RSUs granted on May 20, 2016 vesting in equal annual installments on May 20, 2018 and 2019 to each of Messrs. Thames, Peterson, Reitler and van der Salm, respectively and (iii) 17,259, 6,472, 6,472 and 6,472 unvested RSUs granted on June 19, 2017 vesting in equal annual installments on June 19, 2018, 2019 and 2020 to each of Messrs. Thames, Peterson, Reitler and van der Salm, respectively.

(2)	The market value was calculated based on a market closing price of $22.41 per share of our common stock as reported on the NYSE on March 29, 2018, the last trading day of Fiscal 2018.

(3)
Represents (i) 6,469, 3,234, 3,234, and 3,234 unvested PSUs measured at the threshold level and 6,057, 3,028, 3,028, and 3,028 unvested PSUs measured at the target level, granted on May 20, 2016 vesting on March 31, 2019 to each of Messrs. Thames, Peterson, Reitler and van der Salm, respectively, and (ii) 24,525, 9,196, 9,196 and 9,196 unvested PSUs measured at the target level, granted on June 19, 2017 vesting on March 31, 2020 to each of Messrs. Thames, Peterson, Reitler and van der Salm, respectively. In accordance with the SEC disclosure rules, the amounts reported in these columns are based on achieving the threshold or target performance goals, as applicable. The actual number of shares that may be earned in settlement of the PSUs will be determined on actual Company performance and may be higher or lower than the number of shares reported in this column.

FISCAL 2018 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding the vesting of RSUs held by our Named Executive Officers during Fiscal 2018. None of our Named Executive Officers exercised stock options during Fiscal 2018 and the PSUs that were scheduled to vest during Fiscal 2018 were not earned based on performance.

Named Executive Officer	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Bruce A. Thames	—	—	6,240	123,111
Jay C. Peterson	—	—	5,130	97,617
Eric C. Reitler	—	—	3,989	77,196
Johannes (René) van der Salm	—	—	5,130	97,617

(1)
Represents (i) 1,482, 456 and 1,482 RSUs awarded on July 31, 2014 to each of Messrs. Peterson, Reitler and van der Salm that vested on July 31, 2017; (ii) 1,928, 1,492, 1,377 and 1,492 RSUs awarded on July 30, 2015 to each of Messrs. Thames, Peterson, Reitler and van der Salm, respectively, that vested on July 30, 2017 and (iii) 4,312, 2,156, 2,156 and 2,156 RSUs awarded on May 20, 2016 to each of Messrs. Thames, Peterson, Reitler and van der Salm, respectively, that vested on May 20, 2017.

(2)
The value realized was determined by multiplying the number of shares that vested by the per-share closing price of the Company's common stock as reported by the NYSE on the date each award vested, which was $17.87 on July 31, 2017, $18.14 on July 30, 2017 and $20.44 on May 20, 2017.

FISCAL 2018 NONQUALIFIED DEFERRED COMPENSATION

The Company adopted the NQDCP in June 2016 under which designated eligible participants may elect to defer base salary, short-term incentive payments, non-executive director fees and other cash or equity-based compensation. Eligible participants include the Company's non-executive directors and a select group of management, including our Named Executive Officers and other employees of the Company and its participating subsidiary and affiliate companies that meet certain requirements.

Subject to applicable tax laws, participants may elect when to receive payment of their account balances under the NQDCP. If elected by the participant or as otherwise required by the NQDCP, payment may accelerate in connection with certain events, including death, disability, termination of employment and/or a change in control. Compensation deferred under the NQDCP is subject to income tax when distributed from the NQDCP and may accumulate tax-deferred earnings.

Eligible employees may elect to defer up to 75% of base salary, 100% of sales commissions, 100% of short-term incentive, and 100% of equity-based compensation or other cash compensation approved by the Compensation Committee. The Company does not currently make any contributions to the accounts of participants under the NQDCP. Participants may create up to five "In-Service Accounts" providing for a lump sum payment on a date specified by the participant and one "Termination Account" providing for a lump sum payment on and/or annual installments commencing in connection with the participant's separation from service. In-Service Accounts are paid in January of the year selected by the participant and Termination Accounts are generally paid on or commence in January immediately following the six-month anniversary of the participant's separation from service. Participants may change the timing and form of payment, subject to a five-year delay in benefit commencement.

All of the investment options available under the NQDCP are equity, bond and money market mutual funds similar in nature to the investment choices available under the Company's 401(k) defined contribution plan. Investment gains and losses in a participant's account under the NQDCP are based solely upon the investment selections made by the participant. Compensation deferred under the NQDCP represents an unsecured obligation of the Company.

The following table sets forth information regarding contributions to the NQDCP by participating Named Executive Officers during Fiscal 2018.

Named Executive Officer	Executive Contributions in Last FY($)(1)	Registrant Contributions in Last FY($)	Aggregate Earnings in Last FY($)(2)	Aggregate Withdrawals / Distributions($)	Aggregate Balance at FYE($)(3)
Bruce A. Thames	225,764	—	24,435	—	294,670
Jay C. Peterson	7,970	—	869	—	11,114

(1)
These amounts represent deferrals of the Named Executive Officers' salary and annual incentive compensation and are included in the "Salary" and "Non-Equity Incentive Plan Compensation" columns in the Fiscal 2018 Summary Compensation Table.

(2)	These amounts do not represent above-market earnings and are excluded from the Fiscal 2018 Summary Compensation Table.

(3)	Amounts in this column include the following amounts that were previously reported in the Summary Compensation Table for Fiscal 2017: $41,664 for Mr. Thames and $2,159 for Mr. Peterson.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The narrative description and table below summarize certain information related to the amount of compensation payable to each of our Named Executive Officers under certain qualifying termination or change in control events. Except as described below, we have no agreements, arrangements, or plans that entitle executive officers to severance, perquisites, acceleration of equity or other enhanced benefits upon termination of their employment. Payments or benefits other than described below would be at the discretion of the Compensation Committee and the Board.

Employment Agreements - Termination

Bruce Thames

Mr. Thames was eligible to receive certain payments upon qualifying termination events pursuant to his employment agreement in effect during Fiscal 2018, which provided for an initial term beginning April 1, 2016 and ending on March 31, 2018, with subsequent one-year renewals unless sooner terminated by Mr. Thames or the Company. Under the employment agreement, if, at any time during the initial term or any renewal term (except within twenty-four months following a change in control, which is described below), Mr. Thames resigns his employment with good reason or the Company terminates Mr. Thames’ employment other than for cause, death or disability, the Company will pay Mr. Thames (i) his base salary and any accrued employment benefits as required by applicable law, pro-rated through Mr. Thames’ termination date, (ii) any earned but unpaid annual bonus from a prior year and a prorated portion of the annual bonus from the current fiscal year based on actual Company performance, subject to certain requirements, (iii) any unreimbursed business expenses incurred through Mr. Thames’ termination date, and (iv) severance in the form of base salary continuation for a period of twenty-four months following Mr. Thames’ termination date if termination occurs during the initial term or twelve months if termination occurs during a renewal term.

For purposes of the employment agreement, "cause" includes: (i) the indictment of Mr. Thames of a felony (or a crime involving moral turpitude); (ii) the theft, conversion, embezzlement or misappropriation by Mr. Thames of funds or other assets of the Company or any of its affiliates or any other act of fraud or dishonesty with respect to the Company or any of its affiliates; (iii) intentional, grossly negligent, or unlawful misconduct by Mr. Thames which causes harm or embarrassment to the Company or any of its affiliates or exposes the Company or any of its affiliates to a substantial risk of harm or embarrassment; (iv) the violation by Mr. Thames of any law regarding employment discrimination or sexual harassment; (v) the failure by Mr. Thames to comply with any material policy generally applicable to Company employees, which failure is not cured within 30 days after written notice to Mr. Thames; (vi) the repeated failure by Mr. Thames to follow the reasonable directives of any supervisor or the Board, which failure is not cured within 30 days after notice to Mr. Thames; (vii) the unauthorized dissemination by Mr. Thames of confidential information; (viii) any material misrepresentation or materially misleading omission in any resume or other information regarding Mr. Thames provided by or on behalf of Mr. Thames; (ix) the Company’s discovery that, prior to Mr. Thames’ employment with the Company, Mr. Thames engaged in conduct of the type described in clauses (i) through (iv) above; or (x) any other material breach by Mr. Thames of the employment agreement that is not cured within 30 days after notice to Mr. Thames.

For purposes of the employment agreement, "good reason" means any of the following without Mr. Thames’ consent: (i) the assignment to Mr. Thames of any duties or responsibilities materially inconsistent with Mr. Thames’ position and title, or a material reduction in Mr. Thames’ responsibilities and authority, except in connection with the termination of Mr. Thames’ employment for cause, disability or death; (ii) a reduction by the Company in Mr. Thames’ base salary, except for a non-permanent reduction that is part of a program applied to other senior executives of the Company necessitated by economic or other financial conditions; or (iii) requiring Mr. Thames to relocate or perform services on a regular basis more than 25 miles from the principal place of business as of the date hereof.

Jay Peterson and Johannes (Rene) van der Salm

Messrs. Peterson and van der Salm are eligible to receive certain payments upon qualifying termination events pursuant to their current employment agreements. Each employment agreement provides for an initial term beginning May 1, 2014 through March 31, 2015 (the "initial term") and will renew automatically for subsequent one-year terms (each, a "renewal term") unless the executive or the Company provides notice of non-renewal of the agreement at least thirty days prior to the expiration of the initial term or any subsequent renewal term.

Under the employment agreements, Messrs. Peterson and van der Salm are entitled to the following termination benefits: (i) if the Named Executive Officer resigns his employment with "good reason" or if the Company terminates the executive’s employment other than for "cause," death, or "disability" (as defined below) at any time during a renewal term, the executive is entitled to receive any unpaid base salary and accrued employment benefits through the date of termination, any bonus earned from a prior year but not yet paid, a bonus for the current fiscal year, subject to certain requirements, and continuation of executive’s base salary for twelve months; or (ii) if the Company provides the executive with a notice of non-renewal and should the Company terminate executive’s employment other than for cause, death or disability or executive resigns his employment with good reason within twelve months following the expiration of a renewal term, the executive is entitled to receive any unpaid base salary and accrued employment benefits through the date of termination, any bonus earned from a prior year but not yet paid, a bonus for the current fiscal year, subject to certain requirements, and continuation of executive’s base salary for six months.

Under each employment agreement, "cause" means: (i) the commission by the executive of a felony (or a crime involving moral turpitude); (ii) the theft, conversion, embezzlement or misappropriation by executive of funds or other assets of the Company or any of its affiliates or any other act of fraud or dishonesty with respect to the Company or any of its affiliates (including acceptance of any bribes or kickbacks or other acts of self-dealing); (iii) intentional, grossly negligent, or unlawful misconduct by executive which causes harm or embarrassment to the Company or any of its affiliates or exposes the Company or any of its affiliates to a substantial risk of harm or embarrassment; (iv) the violation by executive of any law regarding employment discrimination or sexual harassment; (v) the failure by executive to comply with any material policy generally applicable to Company employees, which failure is not cured within 30 days after notice to executive; (vi) the repeated failure by executive to follow the reasonable directives of any supervisor or the Board, which failure is not cured within 30 days after notice to executive; (vii) the unauthorized dissemination by executive of confidential information in violation of the employment agreement; (viii) any material misrepresentation or materially misleading omission in any resume or other information regarding executive (including executive’s work experience, academic credentials, professional affiliations or absence of criminal record) provided by or on behalf of executive; (ix) the Company’s discovery that, prior to executive’s employment with the Company, executive engaged in conduct of the type described in clauses (i) through (iv) above; or (x) any other material breach by executive of the employment agreement that is not cured within 30 days after notice to executive.

Under each employment agreement, "good reason" means any of the following without executive’s consent: (i) the assignment to executive of any duties or responsibilities materially inconsistent with executive’s position and title, or a material reduction in executive’s responsibilities and authority, except in connection with the termination of executive’s employment for cause, disability or death; (ii) a reduction by the Company in executive’s base salary below the initial base salary set forth in the employment agreement, except for a non-permanent reduction that is part of a program applied to other senior executives of the Company necessitated by economic or other financial conditions; or (iii) requiring the executive to relocate or perform services on a regular basis more than 25 miles from the principal place of business as of the date of the agreement or, in the event executive consents to any relocation, the failure by the Company to pay (or reimburse executive) for reasonable moving expenses under the Company relocation policy in effect at the time of the relocation.

Eric Reitler

During Fiscal 2018, Mr. Reitler was not subject to an employment agreement and was employed "at will" by the Company. Mr. Reitler is not currently entitled to any termination or change-in-control benefits, except as provided in the equity award agreements described below. As noted above, on June 7, 2018, Mr. Reitler voluntarily submitted his resignation with a target effective date for his resignation of August 31, 2018. If requested by the Company, Mr. Reitler has agreed to make himself available on a consulting and/or advisory basis to assist in the transition of his responsibilities for a period of time following the effective date of his resignation (the "Transition Period"). If the Company and Mr. Reitler agree to these transition services, the terms and conditions, including compensation, of the Transition Period services will be mutually agreed upon by Mr. Reitler and the Company.

Equity Agreements - Termination

The definitions of "cause," "good reason" and "disability," in each of the equity award agreements described below, when applicable, are substantially similar to the definitions in the employment agreements described above.

RSU Award Agreements dated July 30, 2015 (Peterson, Reitler and van der Salm), May 20, 2016 and June 19, 2017

The RSU award agreements dated July 30, 2015, May 20, 2016 and June 19, 2017 provide that if the Company terminates the holder other than for cause or due to death or disability, the portion of the award that was not vested immediately prior to such termination of employment will immediately vest on a pro-rata basis based on the amount of time the holder was employed during the vesting period. The remaining portion of the award will be immediately forfeited by the holder and canceled by the Company. If the Company terminates the holder for cause or if the holder resigns for any reason, the portion of the award that was not vested immediately prior to such termination of employment will be immediately forfeited and canceled by the Company.

RSU Award Agreement dated July 30, 2015 (Thames)

Mr. Thames' RSU award agreements dated July 30, 2015 provides that if the Company terminates the holder other than for cause or due to death or disability, the portion of the award that was not vested immediately prior to such termination of employment will immediately vest in full. If the Company terminates the holder for cause or if the holder resigns for any reason, the portion of the award that was not vested immediately prior to such termination of employment will be immediately forfeited and canceled by the Company.

PSU Award Agreements dated May 20, 2016 and June 19, 2017

The PSU award agreements dated May 20, 2016 and June 19, 2017 provide that if the Company terminates the holder other than for cause or due to death or disability, then the award will be earned and settled in accordance with the original terms of the agreement, except that the number of shares of stock subject to the award that are earned and delivered will be pro-rated based on the amount of time the holder was employed during the performance period. If the Company terminates the holder for cause or if the holder resigns for any reason, the portion of the award that was not vested immediately prior to such termination of employment will be immediately forfeited and canceled by the Company.

If, as of March 31, 2018, we terminated the employment of a Named Executive Officer other than for cause, death or disability or he terminated his employment with good reason, he would have been entitled to receive the following:

Named Executive Officer	Severance (Base Salary Continuation)($)(1)	Bonus for Fiscal 2018 ($)	Acceleration of Stock Options($)	Acceleration of RSUs ($)(2)	Acceleration of PSUs ($)(2)(3)	Total ($)
Bruce A. Thames	1,236,000	841,608	—	224,436	431,124	2,733,168
Jay C. Peterson	318,000	325,071	—	100,262	196,267	939,600
Eric C. Reitler	—	—	—	98,559	196,267	294,826
Johannes (René) van der Salm	284,000	289,303	—	100,262	196,267	869,832

(1)
The applicable severance period for resignation with good reason or termination by the Company other than for cause, death or disability as of March 31, 2018 was twenty-four, twelve, zero and twelve months for each of Messrs. Thames, Peterson, Reitler, van der Salm, respectively.

(2)	For purposes of this calculation, the Company utilized a market closing price of $22.41 per share of our common stock as reported on the NYSE on March 29, 2018, the last trading day of Fiscal 2018.

(3)
For purposes of this calculation, we assumed that the applicable performance goals were deemed satisfied at the target level. Pursuant to the May 20, 2016 and June 19, 2017 PSU award agreements (i) the shares would be issued in settlement of the award at the conclusion of the performance periods on March 31, 2019 and March 31, 2020, respectively, and (ii) the shares would only be earned to the extent that the Company meets or exceeds the performance goals under the original terms of the agreement.

Change in Control

The employment agreement with Mr. Thames provides that if, within twenty-four months following a change in control, Mr. Thames resigns his employment with good reason or the Company terminates Mr. Thames’ employment other than for cause, death or disability, then the Company will pay Mr. Thames (i) his base salary and any accrued employment benefits as required by applicable law, pro-rated through Mr. Thames’ termination date, (ii) any earned but unpaid annual bonus from a prior year and a pro-rated portion of the annual bonus from the current fiscal year based on actual Company performance (provided that Mr. Thames is employed for at least nine months during such fiscal year), (iii) any unreimbursed business expenses incurred through Mr. Thames’ termination date, and (iv) severance in the form of (A) base salary continuation for a period of thirty-six months following Mr. Thames’ termination date if termination occurs during the initial term or twenty-four months if termination occurs during a renewal term (each, the "Severance Period," as applicable), (B) one lump-sum cash severance payment equal to the number of years in the applicable Severance Period multiplied by the greater of (I) Mr. Thames’ target short-term incentive opportunity in the most recently completed fiscal year or (II) the average of Mr. Thames’ actual payouts under the Company's short-term incentive plan for the last three most recently completed fiscal years, (C) one lump-sum cash severance payment calculated by the Company in its sole discretion equal to the cost of Mr. Thames’ monthly COBRA premiums multiplied by the number of months in the Severance Period and (D) Mr. Thames will be entitled to one hundred percent vesting of any outstanding annual equity awards made on or after the effective date of the employment agreement at target or actual performance at the time of termination, whichever is greater.

The employment agreements entered into with Messrs. Peterson and van der Salm effective May 1, 2014 provide that if, within twelve months following a "change in control," the employment is terminated by the Company other than for cause, death or disability or if the executive resigns his employment with good reason, then he is entitled to receive any unpaid base salary and accrued employment benefit through the date of termination, any bonus earned from a prior year but not yet paid, a bonus for the current fiscal year, subject to certain requirements, and continuation of base salary for eighteen months.

Mr. Reitler's is currently employed "at-will" and is not entitled to any change-in-control benefits, except as provided under the LTIP as described below.

As of March 31, 2018, our Named Executive Officers held unvested stock options, RSUs and PSUs granted under the LTIP. Under the LTIP, in the event of a "change in control," the Board, in its discretion may provide for the accelerated vesting of outstanding equity awards, including deeming the performance measure applicable to some or all outstanding awards to be satisfied at any level. For purposes of both the employment agreements and the LTIP, a change in control is generally defined to include (i) acquisition by a person or entity of 50% or more of either the outstanding shares of the Company or the combined voting power of such shares, with certain exceptions; (ii) certain reorganizations, mergers, or consolidations; or (iii) a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

Assuming that a change in control occurred effective as of March 31, 2018 and the Board exercised its discretion to require that all unvested stock options, RSUs and PSUs be surrendered and for the holder to receive a cash payment equal to (i) the number of shares subject to the unvested stock option multiplied by the excess, if any, of the fair market value per share over the exercise price, (ii) the number of shares of common stock subject to the RSU award multiplied by the fair market value per share, and (iii) the number of shares of common stock subject to the PSU award (and assuming that the performance measures are deemed satisfied at the maximum performance level) multiplied by the fair market value per share, each Named Executive Officer would have received a cash payment as follows:

Named Executive Officer	Severance (Base Salary Continuation) ($)(1)	Bonus for Fiscal 2018($)	Lump Sum STI	Lump Sum COBRA	Acceleration of Stock Options ($)(2)	Acceleration of RSUs ($)(2)	Acceleration of PSUs ($)(2)(3)	Total ($)
Bruce A. Thames	1,854,000	841,608	2,524,824	66,240	—	623,312	1,950,566	7,860,550
Jay C. Peterson	477,000	325,071	—	—	—	275,128	837,820	1,915,019
Eric C. Reitler	—	—	—	—	—	272,573	837,820	1,110,393
Johannes (René) van der Salm	426,000	289,303	—	—	—	275,128	837,820	1,828,251

(1)
The applicable severance period for termination in connection with a change in control as of March 31, 2018 was thirty-six, eighteen, zero and eighteen months continuation of base salary for Messrs. Thames, Peterson, Reitler, van der Salm, respectively.

(2)	For purposes of this calculation, the Company utilized a market closing price of $22.41 per share of our common stock as reported on the NYSE on March 29, 2018, the last trading day of Fiscal 2018.

(3)	For purposes of this calculation, we assumed that the applicable performance goals were deemed satisfied at the maximum level.

CEO PAY RATIO DISCLOSURE

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in 2010 (the "Dodd-Frank Act"), we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer. We believe that the pay ratio below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For Fiscal 2018:

•	The median of the annual total compensation of all employees of the Company (other than our Chief Executive Officer) was $49,966; and

•	The annual total compensation of our Chief Executive Officer, as reported in the Fiscal 2018 Summary Compensation Table, was $2,262,125.

Based on this information, for Fiscal 2018, the ratio of annual total compensation of our Chief Executive Officer to the median of the total compensation of all employees (other than the Chief Executive Officer) is estimated to be 45:1.

In determining the "median employee," we prepared a list of all our full-time, part-time and temporary employees as of January 1, 2018. To identify the median employee from our employee population, we used the annual base salaries or wages of each employee. We annualized the base salaries or wages of those employees that were not employed for the full fiscal year and adjusted the compensation of each part-time employee to reflect the actual number of hours worked during the fiscal year. Base salaries or wages for non-US employees were converted to the US dollar equivalent using foreign exchange rates as of March 31, 2018. After the median employee was identified, we calculated such employee's compensation in the same manner as we calculated the total compensation of the Chief Executive Officer for purposes of the Fiscal 2018 Summary Compensation Table.

In accordance with SEC rules, we have used estimates and assumptions in calculating the pay ratio reported above. The estimates and assumptions that we use may differ from the estimates and assumptions used by other companies, including companies in our compensation peer group described above.

PROPOSAL NO. 3

APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Act, we are asking stockholders to approve an advisory resolution on the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion included in this Proxy Statement. This proposal, commonly referred to as a "Say-on-Pay" proposal, gives our stockholders the opportunity to approve, reject or abstain from voting with respect to our Fiscal 2018 executive compensation program and policies and the compensation paid to our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers as described in this Proxy Statement. The Dodd-Frank Act requires the Company to hold the advisory vote on executive compensation at least once every three years. The Company's stockholders have expressed a preference for holding such a vote every year and the Company anticipates that it will continue to hold a say-on-pay vote each year for the foreseeable future.

This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior fiscal year’s compensation of our Named Executive Officers. Because your vote on this proposal is advisory, it will not be binding on us, the Compensation Committee, or the Board. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements. Further, your advisory vote will serve as an additional tool to help guide the Board and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders and our commitment to high standards of corporate governance.

The Company’s executive compensation program is designed to attract, retain and reward talented executives who can contribute to both our short- and long-term success and is based on the following general principles:

•	management’s interests should be closely aligned with the interests of our stockholders;

•	compensation must be competitive with that offered by other companies that compete with us for executive talent and enable us to attract and retain highly-qualified executive leadership;

•	differences in compensation should reflect differing levels of responsibilities; and

•	performance-based compensation should focus on critical business objectives and align pay through performance-leveraged incentive opportunities.

The Company believes that its executive compensation program is effective in promoting these general principles and is designed to closely align the interests of our management with the long-term interests of our stockholders. The Compensation Discussion and Analysis included in this Proxy Statement describes the Company’s executive compensation program and the decisions made by the Compensation Committee with respect to Fiscal 2018 in more detail. You are encouraged to read the full details of our executive compensation program and policies as described the Compensation Discussion and Analysis, the tabular disclosure and accompanying narrative disclosure set forth in this Proxy Statement.

For the reasons outlined above, we believe that our executive compensation program is well-designed, appropriately aligns executive pay with Company performance and incentivizes desirable behavior. Accordingly, we are asking you to endorse our executive compensation program by voting for the following resolution:

"RESOLVED, that the compensation paid to the Company’s Named Executive Officers in Fiscal 2018, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

The Board unanimously recommends that stockholders vote "FOR" the foregoing resolution.

PROPOSAL NO. 4

RECOMMENDATION, ON A NON-BINDING ADVISORY BASIS, REGARDING

THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES

ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As described in Proposal No. 3 above, in accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to cast a non-binding advisory vote to approve the compensation of our Named Executive Officers. This Proposal No. 4 affords stockholders the opportunity to cast a non-binding advisory vote on how often the Company should include a Say-on-Pay proposal in our proxy materials for future annual stockholder meetings (a "Say-When-on-Pay" proposal"). Under this Proposal No. 4, stockholders may indicate their preference as to whether the non-binding advisory vote to approve the compensation of our Named Executive Officers should occur every year, every two years or every three years. Alternatively, stockholders may abstain from voting. The Board recommends that the stockholders select a frequency of every year.

Stockholders are not voting to approve or disapprove the Board's voting recommendation. Stockholders will be able to specify one of four choices for this proposal on the proxy card: "1 Year," "2 Years," "3 Years" or "Abstain." The option that receives the highest number of votes cast by our stockholders will be the frequency for the advisory vote on the compensation of our Named Executive Officers that has been recommended by our stockholders. Because your vote on this proposal is advisory, it will not be binding on us, the Compensation Committee or the Board. Nevertheless, the Compensation Committee and the Board value the opinions expressed by stockholders and will review and consider the outcome of this vote when making determinations on the frequency of future Say-on-Pay votes and may decide, based on factors such as discussions with stockholders and the adoption of material changes to compensation programs, that it is in the best interests of our stockholders to hold a Say-on-Pay vote more or less frequently than the option selected by our stockholders.

Our stockholders voted on a similar proposal in 2012 with the highest number of votes cast to hold the Say-on-Pay Proposal every year. We continue to believe that Say-on-Pay votes should be conducted every year so that our stockholders may annually express their views on the compensation of our Named Executive Officers. The Board believes that holding an advisory vote on the compensation of our Named Executive Officers annually aligns with the interests of our stockholders and provides more consistent and direct communication between our stockholders and the Compensation Committee.

The Board of Directors unanimously recommends that stockholders vote to select "1 YEAR" on Proposal No. 4.

OTHER MATTERS

The Board is not aware of any other business to be presented for a vote of the stockholders at the 2018 Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the 2018 Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted.

REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in the Company’s Proxy Statement for the 2019 Annual Meeting, our General Counsel must receive the proposal no later than February 15, 2019. Such proposals must be sent via registered, certified, or express mail (or other means that allows the stockholder to determine when the proposal was received) to: Thermon Group Holdings, Inc., Attn: General Counsel, 100 Thermon Drive, San Marcos, Texas 78666. Such proposals must comply with the SEC’s requirements in Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials, such as the requirement that the stockholder continue to own a minimum number of shares until the 2019 Annual Meeting and appear in person or through an authorized representative at the 2019 Annual Meeting to present the proposal.

Alternatively, stockholders intending to present a proposal at the 2019 Annual Meeting without having it included in the Company’s Proxy Statement, as well as any director nominations, must comply with the requirements set forth in the Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive written notice with respect to each director nomination or other proposal that the stockholder intends to present at the 2019 Annual Meeting from the stockholder no earlier than February 15, 2019 and no later than March 17, 2019. The notice must contain the information required by our Bylaws.

On June 15, 2017, the Board implemented proxy access, which allows a stockholder, or group of up to twenty (20) stockholders, owning an aggregate of three percent (3%) or more of the Company's outstanding common stock continuously for at least three (3) years to nominate and include in the Company's proxy materials for an annual meeting of stockholders director candidates constituting up to the greater of (i) twenty percent (20%) of the Board or (ii) two individuals, provided the stockholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws. If a stockholder or group of stockholders intends to nominate one or more director candidates to be included in the Company's proxy statement for the 2019 Annual Meeting, the Company must receive proper written notice of the nomination no earlier than January 16, 2019 and no later than February 15, 2019. The notice must contain the information required by our Bylaws.

Proposals received by the General Counsel or Corporate Secretary after the dates mentioned will not be included in the Proxy Statement or acted upon at the 2019 Annual Meeting.

**********

Upon receipt of a written request from any stockholder entitled to vote at the forthcoming 2018 Annual Meeting, the Company will mail, at no charge to the stockholder, a copy of the 2018 Annual Report, including the financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act for the Company’s most recent fiscal year. Requests from beneficial owners of the Company’s voting securities must set forth a good-faith representation that as of the Record Date, the person making the request was the beneficial owner of securities entitled to vote at the 2018 Annual Meeting. Written requests for the 2018 Annual Report should be directed to our General Counsel at Thermon Group Holdings, Inc., 100 Thermon Drive, San Marcos, Texas 78666. If you would like to receive a copy of any exhibits listed in the 2018 Annual Report, please call (512) 396-5801 or submit a request in writing to our General Counsel at the above address, and the Company will provide you with the exhibits upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits). The 2018 Annual Report and these exhibits are also available in the "Investor Relations—Financial Information" section of our website located at http://ir.thermon.com.

It is important that your shares be voted at the 2018 Annual Meeting, regardless of the number of shares that you hold.

ANNUAL MEETING OF STOCKHOLDERS OF

THERMON GROUP HOLDINGS, INC.

July 25, 2018

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

IMPORTANT NOTICE OF AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS: The Notice of Annual Meeting of Stockholders, Annual Report on Form 10-K, Proxy Statement and Form of Electronic Proxy Card are available at http://proxy.thermon.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20930304000000000000 9

072518

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3 AND "ONE YEAR" ON PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect as directors each of the nominees listed below:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2018 Annual Report on Form 10-K.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

THERMON GROUP HOLDINGS, INC.

100 Thermon Drive

San Marcos, Texas 78666

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jay Peterson and Sarah Alexander as proxies, each with full power of substitution, to represent and vote as directed and permitted on the reverse side, all the shares of Common Stock of Thermon Group Holdings, Inc. held of record by the undersigned on June 1, 2018, at the Annual Meeting of Stockholders to be held at the Houston Airport Marriott at George Bush Intercontinental, 18700 John F. Kennedy Blvd., Houston, Texas 77032 on July 25, 2018, 11:30 a.m. Central Time, or any adjournment or postponement thereof, upon the matters set forth in the Proxy Statement for the Annual Meeting of Stockholders and, in their judgment and discretion, upon such other business as may properly come before the Annual Meeting of Stockholders. Any and all proxies heretofore given are hereby revoked.

(Continued and to be signed on the reverse side)

1.1 14475